UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.
20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
Filed by the Registrant
Filed by a Party other than the Registrant
Check the appropriate box:

Preliminary Proxy Statement
Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material under Rule 14a-12
CURIS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
    No fee required.
    Fee paid previously with preliminary materials.
    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

CURIS, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 23, 2023
NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Curis, Inc. will be held exclusively online via the Internet as a virtual web conference at www.virtualshareholdermeeting.com/CRIS2023 on May 23,2023 at 10:00 a.m. Eastern Time for the purpose of considering and voting upon the following matters:
1.To elect two Class III directors for a term of three years;
2.To approve an advisory vote on executive compensation;
3.To recommend, on an advisory basis, the frequency of future executive compensation advisory votes;
4.To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023; and
5.To transact any other business that may properly come before the meeting or any adjournment thereof.
The board of directors has fixed the close of business on March 31, 2023 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any adjournments thereof. This year’s annual meeting will be conducted as a virtual meeting of stockholders, which will be held exclusively online via the Internet as a virtual web conference. You will be able to attend the annual meeting online, vote your shares online during the annual meeting and submit your questions online during the annual meeting by visiting www.virtualshareholdermeeting.com/CRIS2023. There will not be a physical meeting location and you will not be able to attend the annual meeting in person. Your vote is very important to us. Whether or not you plan to attend the annual meeting online, your shares should be represented and voted.

Instead of mailing a printed copy of our proxy materials to all of our stockholders, we provide access to these materials to many of our stockholders via the Internet, in accordance with rules adopted by the Securities and Exchange Commission. If you received only a Notice of Internet Availability of Proxy Materials, or Notice, by mail or e-mail, you will not receive a paper copy of the proxy materials unless you request one. Instead, the Notice will provide you with instructions on how to access and view the proxy materials on the Internet. The Notice will also instruct you as to how you may access your proxy card to vote over the Internet or by telephone. If you received a Notice by mail or e-mail and would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice.
The Notice of Internet Availability of Proxy Materials is being mailed to our stockholders on or about April 11, 2023 and sent by e-mail to our stockholders who have opted for such means of delivery on or about April 11, 2023.
Please promptly submit your proxy over the Internet, by phone or by mail. You may revoke your proxy at any time before the annual meeting by following the procedures described in the proxy statement. Further information about how to attend the annual meeting online, vote your shares online during the annual meeting and submit your questions online during the annual meeting is included in the accompanying proxy statement.
All stockholders are cordially invited to attend the virtual annual meeting.
By Order of the Board of Directors,
James E. Dentzer
President and Chief Executive Officer
Lexington, Massachusetts
April 11, 2023

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING ONLINE, WE URGE YOU TO VOTE YOUR SHARES OVER THE INTERNET OR BY TELEPHONE, OR TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

CURIS, INC.
128 Spring Street, Building C – Suite 500
Lexington, Massachusetts 02421
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 23, 2023
This proxy statement is furnished in connection with the solicitation by the board of directors of Curis, Inc. of proxies for use at the annual meeting of stockholders to be held virtually on May 23, 2023 at 10:00 a.m. Eastern Time and at any adjournments thereof. The annual meeting of stockholders will be held exclusively online via the Internet as a virtual web conference at www.virtualshareholdermeeting.com/CRIS2023.

Except where the context otherwise requires, references to “Curis,” “we,” “us,” “our,” and similar terms refer to Curis, Inc. and its subsidiaries. We include our website address (www.curis.com) in this proxy statement only as an inactive textual reference and do not intend it to be an active link to our website. The contents of our website are not incorporated into this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Stockholders to be Held on May 23, 2023:

The proxy statement is available at www.proxyvote.com.
We will, upon written or oral request of any stockholder, furnish copies of our 2022 annual report to stockholders, except for exhibits, without charge. Please address all such requests to us at 128 Spring Street, Building C – Suite 500, Lexington, Massachusetts 02421, Attention: Secretary, or telephone: (617) 503-6500.
In accordance with Securities and Exchange Commission, or SEC, rules, instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing the proxy materials, including this proxy statement, our 2022 annual report and the proxy card for the 2023 annual meeting, to many of our stockholders of record as of the record date via the Internet. We will send the Notice of Internet Availability of Proxy Materials, or Notice, to these stockholders on or about April 11, 2023. The Notice contains instructions for accessing and reviewing our proxy materials as well as instructions for voting your proxy via the Internet. If you prefer to receive printed copies of the proxy materials, you can request printed copies of the proxy materials by Internet, telephone or e-mail. If you choose to receive the print materials by mail, you can either (i) complete, date, sign and return the proxy card, (ii) vote via the Internet in accordance with the instructions on the proxy card or (iii) vote via telephone (toll free) in the United States or Canada in accordance with the instructions on the proxy card. Voting by Internet or telephone must be completed by 11:59 P.M. Eastern Time on May 22, 2023. If you choose not to receive printed copies of the proxy materials, you can vote via the Internet in accordance with the instructions contained in the Notice.
If you received a printed copy of the proxy materials, included with such copy is a proxy card or a voter instruction card for the annual meeting.
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
How will the annual meeting be held?
This year’s annual meeting will be conducted as a virtual meeting of stockholders. We will host the annual meeting live online via webcast. You will be able to attend the annual meeting online, vote your shares online during the annual meeting and submit your questions online during the annual meeting by visiting www.virtualshareholdermeeting.com/CRIS2023. There will not be a physical meeting location and you will not be able to attend the annual meeting in person. The webcast will start at 10:00 a.m., Eastern Time, on May 23, 2023. You will need the control number included on your Notice or proxy card in order to be able to enter the annual meeting online. Instructions on how to attend and participate online, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/CRIS2023. Information contained on this website is not incorporated by reference into this proxy statement or any other report we file with the SEC.
Online check-in will begin at 9:45 a.m., Eastern Time, on May 23, 2023, and you should allow ample time for the online check-in proceedings. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number posted at www.virtualshareholdermeeting.com/CRIS2023 on the meeting date.

Our virtual meeting will be governed by our Rules of Conduct and Procedures, which will be posted at www.virtualshareholdermeeting.com/CRIS2023 in advance of the meeting. We have designed the virtual annual meeting to provide the same rights and opportunities to participate as stockholders would have at an in-person meeting, including the right to vote and ask questions through the virtual meeting platform.
What is the purpose of the annual meeting?
At the annual meeting, stockholders will consider and vote on the following matters:
1.To elect two Class III directors for a term of three years;
2.To approve an advisory vote on executive compensation;
3.To recommend, on an advisory basis, the frequency of future executive compensation advisory votes;
4.To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023; and
5.To transact any other business that may properly come before the meeting or any adjournment thereof.
Who can vote at the annual meeting?
To be entitled to vote on the above matters, you must have been a stockholder of record at the close of business on March 31, 2023, the record date for the annual meeting. The number of shares entitled to vote at the meeting is 96,617,898 shares of our common stock, which is the number of shares that were outstanding on the record date.
How many votes do I have?
Each share of our common stock that you own on the record date entitles you to one vote on each matter that is voted on.
Is my vote important?
Your vote is important regardless of how many shares you own. Please take the time to read the instructions below and vote. Choose the method of voting that is easiest and most convenient for you and please cast your vote as soon as possible.
How do I vote?
Stockholder of record: Shares registered in your name. If you are a stockholder of record, that is, your shares are registered in your own name, not in “street name” by a bank or brokerage firm, then you can vote in any one of the following ways:
1.You may vote over the Internet. If you have Internet access, you may vote your shares from any location in the world at www.proxyvote.com, by following the instructions on that site or on the “Vote by Internet” instructions on the Notice or the enclosed proxy card.
2.You may vote by telephone. You may vote your shares by calling 1-800-690-6903 and following the instructions provided, or by following the “Vote by Phone” instructions on the enclosed proxy card.
3.You may vote by mail. If you received a printed copy of the proxy materials by mail and would like to vote by mail, you need to complete, date and sign the proxy card that accompanies this proxy statement and promptly mail it in the enclosed postage-prepaid envelope to vote. You do not need to put a stamp on the enclosed envelope if you mail it in the United States. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter described in this proxy statement, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our board of directors.
4.You may vote your shares online while virtually attending the annual meeting. This year’s annual meeting is a virtual annual meeting of stockholders. There will not be a physical meeting location and you will not be able to attend the annual meeting in person. You will be able to attend the annual meeting online, vote your shares online during the annual meeting and submit your questions online during the annual meeting by visiting

www.virtualshareholdermeeting.com/CRIS2023. You will need your control number included on your Notice or proxy card in order to be able to vote during the annual meeting.
Beneficial owner: Shares held in “street name.” If the shares you own are held in “street name” by a bank or brokerage firm, then you may vote:
1.     Over the Internet or by Telephone. You will receive instructions from your bank, brokerage firm or other nominee if they permit Internet or telephone voting. You should follow those instructions.
2.     By Mail. You will receive instructions from your bank, brokerage firm or other nominee explaining how you can vote your shares by mail. You should follow those instructions.

3.    Online While Virtually Attending the Annual Meeting. You will receive instructions from your bank, brokerage firm or other nominee explaining how you can vote your shares online during the annual meeting. You will need your control number included on your Notice or proxy card in order to demonstrate proof of beneficial ownership and to be able to vote during the annual meeting. Instructions on how to attend and participate online, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/CRIS2023.
Will my shares be voted if I do not return my proxy?
If your shares are registered directly in your name, your shares will not be voted if you do not vote over the Internet, by telephone, by returning your proxy by mail or online at the annual meeting.
If your shares are held in “street name,” your bank, brokerage firm or other nominee may under certain circumstances vote your shares if you do not return your voting instructions. Banks, brokerage firms or other nominees can vote customers’ unvoted shares on discretionary matters, but your bank, brokerage firm or other nominee will not be allowed to vote your shares with respect to certain nondiscretionary items. If you do not return voting instructions to your bank, brokerage firm or other nominee to vote your shares, your bank, brokerage firm or other nominee may, on discretionary matters, either vote your shares or leave your shares unvoted.
Your bank, brokerage firm or other nominee cannot vote your shares on any matter that is considered nondiscretionary. Proposal 1 - the election of directors, Proposal 2 - a non-binding advisory vote on executive compensation, and Proposal 3 – a non-binding advisory vote on the frequency of future executive compensation advisory votes are considered nondiscretionary matters. If you do not instruct your bank, brokerage firm or other nominee how to vote with respect to these matters, your bank, brokerage firm or other nominee may not vote with respect to these proposals and those votes will be counted as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank, brokerage firm or other nominee that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter. Proposal 4 - the ratification of the appointment of our independent registered public accounting firm is considered a discretionary matter, and your bank, brokerage firm or other nominee may be able to vote on this matter even if it does not receive instructions from you, so long as it holds your shares in its name. We encourage you to provide voting instructions to your bank, brokerage firm or other nominee. This ensures that your shares will be voted at the annual meeting according to your instructions. You should receive directions from your bank, brokerage firm or other nominee about how to submit your voting instructions to them.
Can I change my vote after I have mailed my proxy card?
Yes. If you are a stockholder of record, you can revoke your proxy at any time before it is exercised by doing any one of the following things:
•signing and returning another proxy card with a later date;
•giving our corporate secretary written notice before the annual meeting that you want to revoke your proxy; or
•voting online while virtually attending the annual meeting.
Your virtual attendance at the annual meeting alone will not revoke your proxy. Any mailed revocation sent to Curis must include the stockholder’s name and must be received by the day prior to the annual meeting to be effective.

If you vote your shares over the Internet prior to the annual meeting, only your latest Internet vote submitted prior to the annual meeting will be counted at the annual meeting.
If you own shares in “street name,” your bank or brokerage firm should provide you with appropriate instructions for changing your vote.
What constitutes a quorum?
In order for business to be conducted at the meeting, a quorum must be present. A quorum consists of the holders of a majority of the shares of common stock outstanding and entitled to vote at the meeting, that is, at least 48,308,950 shares.
Shares of our common stock represented in person or by proxy (including broker non-votes and shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists. Shares present virtually during the annual meeting will be considered shares of common stock represented in person at the annual meeting.
If a quorum is not present, the annual meeting will be adjourned until a quorum is obtained.
What vote is required for each item?
Proposal 1 – Election of Directors. The affirmative vote of the holders of a plurality of the votes cast by the stockholders entitled to vote on the matter is required for the election of directors. Proposal 1 is considered a nondiscretionary matter. Therefore, if your shares are held by your bank, brokerage firm or other nominee in “street name” and you do not provide voting instructions with respect to your shares, your bank, brokerage firm or other nominee cannot vote your shares on Proposal 1. Shares held in “street name” by banks, brokerage firms or other nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 1 will not be counted as votes FOR or WITHHELD from any nominee.
Proposal 2 – Approval of an Advisory Vote on Executive Compensation. The affirmative vote of the holders of a majority of the votes cast will be required for the approval of a non-binding advisory vote on executive compensation. Proposal 2 is considered a nondiscretionary matter. Therefore, if your shares are held by your bank, brokerage firm or other nominee in “street name” and you do not provide voting instructions with respect to your shares, your bank, brokerage firm or other nominee cannot vote your shares on Proposal 2. Shares held in “street name” by banks, brokerage firms or other nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 2 will not be counted as votes FOR or AGAINST the proposal and will also not be counted as votes cast on the proposal. If you ABSTAIN from voting on Proposal 2, your shares will not be voted FOR or AGAINST the proposal and will also not be counted as votes cast on the proposal. As a result, such “broker non-votes” and votes to ABSTAIN will have no effect on the outcome of Proposal 2.
Proposal 3 – Approval of an Advisory Vote on the Frequency of Future Executive Compensation Advisory Votes. The affirmative vote of the holders of a majority of the votes cast will be required for the approval of one of the three frequency options under the advisory vote on the frequency of future executive compensation advisory votes. Proposal 3 is considered a nondiscretionary matter. Therefore, if your shares are held by your bank, brokerage firm or other nominee in “street name” and you do not provide voting instructions with respect to your shares, your bank, brokerage firm or other nominee cannot vote your shares on Proposal 3. Shares held in “street name” by banks, brokerage firms or other nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 3 will not be counted as votes for one of the three frequency options under the proposal and will also not be counted as votes cast on the proposal. If you ABSTAIN from voting on Proposal 3, your shares will not be voted for one of the three frequency options under the proposal and will also not be counted as votes cast on the proposal. As a result, such “broker non-votes” and votes to ABSTAIN will have no effect on the outcome of Proposal 3.
Proposal 4 – Ratification of Independent Auditors. The affirmative vote of the holders of a majority of the votes cast will be required for the approval of the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31,2023. Proposal 4 is considered a discretionary matter. Therefore, if your shares are held by your bank, brokerage firm or other nominee in “street name” and you do not provide voting instructions with respect to your shares, your bank, brokerage firm or other nominee may vote your unvoted shares on Proposal 4. If you ABSTAIN from voting on Proposal 4, your shares will not be voted FOR or AGAINST the proposal and will also not be counted as votes cast on the proposal. As a result, votes to ABSTAIN will have no effect on the outcome of Proposal 4.
Although stockholder approval of our audit committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2023 is not required, we believe that it is advisable to give stockholders an opportunity to ratify this appointment. If this proposal is not approved at the annual meeting, our audit committee will reconsider its appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2023.
How will votes be counted?
Each share of common stock will be counted as one vote, whether executed by you directly or voted online during the annual meeting.
Who will count the votes?
Broadridge Financial Solutions, Inc. will count, tabulate and certify the votes.
How do I submit a question at the annual meeting?
If you wish to submit a question, on the day of the annual meeting, beginning at 9:45 a.m., Eastern Time on May 23, 2023, you may log into the virtual meeting platform at www.virtualshareholdermeeting.com/CRIS2023, click the Q&A button, type your question into the “Submit a question” field, and click “Submit.” Our virtual meeting will be governed by our Rules of Conduct and Procedures, which will be posted at www.virtualshareholdermeeting.com/CRIS2023 in advance of the annual meeting. The Rules of Conduct and Procedures will address the ability of stockholders to ask questions during the annual meeting, including rules on permissible topics, and rules for how questions and comments will be recognized and disclosed to meeting participants.
How does the board of directors recommend that I vote on the proposals?
Our board of directors recommends that you vote:
FOR the election of two Class III directors for a term of three years;
FOR the approval of an advisory vote on executive compensation;
FOR a frequency of every ONE YEAR for how frequently you prefer we conduct an advisory vote of stockholders on executive compensation; and
FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.
Will any other business be conducted at the annual meeting or will other matters be voted on?
We are not aware of any other business to be conducted or matters to be voted upon at the annual meeting. If any other matter properly comes before the annual meeting, the persons named in the proxy card that accompanies this proxy statement will exercise their judgment in deciding how to vote, or otherwise act, at the annual meeting with respect to that matter or proposal. Our bylaws establish the process for a stockholder to bring a matter before a meeting. See “Stockholder Proposals for 2024 Annual Meeting” on page 50 of this proxy statement.
Where can I find the voting results?
We are required to report the voting results from the annual meeting in a Current Report on Form 8-K filed with the SEC within four business days following the date of the annual meeting.
Who bears the costs of soliciting proxies?
We will bear the cost of soliciting proxies. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, e-mail, facsimile and in person without additional compensation. We may reimburse banks, brokerage firms or other nominees holding stock in their names, or in the names of their nominees, for their expenses in sending proxies and proxy material to beneficial owners.
How can I obtain a copy of Curis’s Annual Report on Form 10-K?
Our Annual Report on Form 10-K is available in the “Investors” section of our website at www.curis.com. Alternatively, if you would like us to send you a copy, without charge, please contact:
Curis, Inc.
128 Spring Street, Building C – Suite 500
Lexington, MA 02421
Attention: Secretary
(617) 503-6500

If you would like us to send you a copy of the exhibits listed on the exhibit index of the Annual Report on Form 10-K, we will do so upon your payment of our reasonable expenses in furnishing the requested exhibits.
Whom should I contact if I have any questions?
If you have any questions about the annual meeting or your ownership of our common stock, please contact our secretary at the address or telephone number listed above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of March 31, 2023, with respect to the beneficial ownership of shares of our common stock by:
•    each person known to us to beneficially own more than 5% of the outstanding shares of our common stock,
•    each director and director nominee named in this proxy statement,
•    each of our named executive officers for the fiscal year ending December 31, 2022 identified in the “Summary Compensation Table;” and
•    all directors and executive officers as a group.

As of March 31, 2023, we had 96,617,898 shares of common stock outstanding. The number of shares of common stock beneficially owned by each person is determined under rules promulgated by the SEC and includes shares over which the indicated beneficial owner exercises voting and/or investment power. For each person named in the table below, the number in the “Shares Acquirable Within 60 Days” column consists of shares underlying options to purchase common stock that may be exercised within 60 days after March 31, 2023. Such options are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, we believe that each stockholder in the table has sole voting and investment power over the shares listed. The inclusion in the table of any shares does not constitute an admission of beneficial ownership of those shares by the named stockholder. For each person, the “Number of Shares Beneficially Owned” column may include shares of common stock attributable to the person due to that person’s voting or investment power over such shares or other relationship.

Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Curis, Inc., 128 Spring Street, Building C – Suite 500, Lexington, Massachusetts 02421.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	+ Shares Acquirable Within 60 Days	=	Total Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned (2)
5% Stockholders:
Aurigene Discovery Technologies Limited (3)	5,465,692	—		5,465,692	5.66%
Entities affiliated with Maverick Capital, Ltd. (4)	5,555,598	—		5,555,598	5.75%

Directors and Named Executive Officers:
Anne E. Borgman, M.D. (5)	—	—		—	*
Martyn D. Greenacre	26,089	522,000		548,089	*
John A. Hohneker, M.D.	—	92,812		92,812	*
Kenneth I. Kaitin, Ph.D.	28,121	522,000		550,121	*
Marc Rubin, M.D.	28,819	522,000		550,819	*
James E. Dentzer	75,563	3,506,807		3,582,370	3.58%
Diantha Duvall (6)	—	—		—	*
Robert E. Martell, M.D., Ph.D.	23,027	1,172,371		1,195,398	1.22%
William E. Steinkrauss (7)	83,408	—		83,408	*

All current directors and executive officers as a group (8 persons)	181,619	6,337,990		6,519,609	6.33%

*    Less than 1% of the outstanding common stock.
(1)    None of our directors or named executive officers has pledged any of their shares as security.
(2)    The percent of ownership for each stockholder on March 31, 2023 is calculated by dividing (1) the stockholder’s total beneficial ownership (i.e., the total number of shares beneficially owned plus the shares acquirable within 60 days) by (2) the sum of (i) 96,617,898 shares of our common stock that were outstanding on March 31, 2023 and (ii) shares of common stock subject to options held by such person that will be exercisable within 60 days of March 31, 2023.
(3)    This information is based on a Schedule 13G/A filed with the SEC on September 13, 2016 by Aurigene Discovery Technologies Limited. The principal business address of Aurigene Discovery Technologies Limited is 39-40, KIADB Industrial Area, Phase II, Electronic City Hosur Road, Bangalore – 560100 Karnataka India. Aurigene Discovery Technologies Limited has sole voting power and sole dispositive power with respect to all such shares. Dr. Reddy’s Laboratories Ltd. and Dr. Reddy’s Holdings Limited, parent companies of Aurigene Discovery Technologies Limited each are also beneficial holders of all such shares and each also has sole voting power and sole dispositive power with respect to all 5,465,692 shares of our common stock The principal business address of Dr. Reddy’s Laboratories Ltd. is 8-2-337, Road No. 3, Banjara Hills, Hyderabad, Telangana 500 034, India. The principal business address of Dr. Reddy’s Holdings Ltd. is 7-1-27, Ameerpet, Hyderabad, Telangana 500 016, India.
(4)    This information is based on a Schedule 13G/A filed with the SEC on February 14, 2023 by entities affiliated with Maverick Capital, Ltd. Maverick Capital, Ltd. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and, as such, may be deemed to have beneficial ownership of our common stock through the investment discretion it exercises over its clients’ accounts. Maverick Capital Management, LLC is the General Partner of Maverick Capital, Ltd. Lee S. Ainslie III is the manager of Maverick Capital Management, LLC. Each of Maverick Capital, Ltd., Maverick Capital Management, LLC, and Mr. Ainslie may be deemed to have shared voting power and shared dispositive power with respect to 5,555,598 shares of our common stock held directly by Maverick Capital, Ltd. The principal business address of (i) Maverick Capital, Ltd. and Maverick Capital Management, LLC is 1900 N. Pearl Street, 20th Floor, Dallas, Texas 75201, and (ii) Mr. Ainslie is 360 South Rosemary Ave., Suite 1440, West Palm Beach, Florida 33401.
(5)    Dr. Borgman was elected to our board of directors on October 12, 2022.
(6)    Ms. Duvall joined our company on July 26, 2022 as senior vice president of strategy and began serving as our chief financial officer on August 5, 2022.
(7)    Mr. Steinkrauss served as our chief financial officer and chief administrative officer until August 4, 2022. This information is based upon our equity compensation plan administrator records through August 4, 2022.

PROPOSAL 1 — ELECTION OF DIRECTORS
Directors and Nominees for Director
Our board of directors is divided into three classes, with one class being elected each year and members of each class holding office for a three-year term. Our board of directors currently consists of two Class I directors, James E. Dentzer and Anne E. Borgman, M.D., two Class II directors, John A. Hohneker, M.D. and Marc Rubin, M.D., and two Class III directors, Martyn D. Greenacre and Kenneth I. Kaitin, Ph.D. In accordance with our bylaws, our directors may fill existing vacancies on the board of directors. The Class I, Class II and Class III directors will serve until the annual meetings of stockholders to be held in 2024, 2025 and 2023 respectively, and until their respective successors are duly elected and qualified. At the 2023 annual meeting, Class III directors stand for reelection.
Our board of directors has nominated Martyn D. Greenacre and Kenneth I. Kaitin, Ph.D as nominees for reelection as Class III directors, each to serve for a three-year term, until the 2026 annual meeting of stockholders or until their successors are duly elected and qualified. Each of the nominees is currently a director. Each of the nominees has indicated his willingness to serve, if elected; however, if any of the nominees should be unable to serve, the shares of common stock represented by proxies will be voted for a substitute nominee designated by the board of directors.
Below are the names, ages and certain other information for each member of the board, including the nominees for election as Class III directors. There are no familial relationships among any of our directors, nominees for director and executive officers. In addition to the detailed information presented below for each of our directors, we also believe that each of our directors is qualified to serve on our board and has the integrity, business acumen, knowledge and industry experience, diligence, freedom from conflicts of interest and the ability to act in the interests of our stockholders.

The following table sets forth our directors and their respective ages and positions:

Name	Age	Position

Anne E. Borgman, M.D. (1)(2)	55	Director
James E. Dentzer	56	President and Chief Executive Officer, Director
Martyn D. Greenacre (2)(3)	81	Chairman of the Board
John A. Hohneker, M.D. (4)(5)	63	Director
Kenneth I. Kaitin, Ph.D. (2)(3)(4)	70	Director
Marc Rubin, M.D. (3)(4)(5)	68	Director

(1)     Dr. Borgman was elected to our board of directors on October 12, 2022.
(2)    Member of the nominating and corporate governance committee.
(3)    Member of the audit committee.
(4)    Member of the compensation committee.
(5)     Member of the clinical program committee.

Board Diversity Matrix (As of March 31, 2023)
Total Number of Directors	6
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	5	0	0
Part II: Demographic Background
White	1	5	0	0
LGBTQ+	1

Anne E. Borgman, M.D. has served on our board since October 2022. Dr. Borgman is the sole proprietor of AEB Hematology Oncology Development Consulting which she established in November 2021 to provide clinical consulting. Since February 2023, Dr. Borgman has served as Chief Medical Officer of Sutro Biopharma, Inc., a clinical stage oncology company. She served as the Vice President and Therapeutic Area Head of the Hematology/Oncology Global Clinical Research and Development at Jazz Pharmaceuticals plc, a pharmaceutical company, from July 2019 to November 2021. Dr. Borgman served as Vice President, Global Clinical Research and Development at Exelixis, Inc., a biotechnology company, from December 2012 to July 2019. She served as Associate Chief Medical Officer at KaloBios Pharmaceuticals, Inc., a biotechnology company, from April 2011 to October 2012 and as Vice President and Chief Medical Officer at Talon Therapeutics, Inc. (formerly Hana Biosciences, Inc.), a biopharmaceutical company, from April 2008 to April 2011. Dr. Borgman also serves as a director of NextCure, Inc., a clinical stage biopharmaceutical company and NiKang Therapeutics Inc., a privately held biotechnology company. Dr. Borgman received her B.S. in biochemistry from the University of Illinois, Urbana-Champaign and an M.D. from Loyola University Chicago Stritch School of Medicine.  She completed her residency in pediatrics at the Baylor College of Medicine in Houston, Texas, and her fellowship in pediatric hematology-oncology and bone marrow transplantation at the David Geffen School of Medicine at UCLA. Dr. Borgman is a graduate of the Stanford Executive Program and an alumni of Stanford University’s Graduate School of Business. We believe that Dr. Borgman’s qualifications to serve on our board include her expertise in hematology and oncology, and her extensive experience in all phases of oncology drug development at large and small companies across the biotech and pharmaceutical industries.

James E. Dentzer has served on our board and as our President and Chief Executive Officer since September 2018. From March 2018 to September 2018, Mr. Dentzer served as our Chief Operating Officer and Chief Financial Officer. From March 2016 to March 2018, Mr. Dentzer served as our Chief Administrative Officer and Chief Financial Officer. Mr. Dentzer has also held the positions of secretary and treasurer from March 2016 to March 2019. Previously, Mr. Dentzer served as Chief Financial Officer of Dicerna Pharmaceuticals, Inc., a biotechnology company, from December 2013 to December 2015. Prior to that, he was the Chief Financial Officer of Valeritas, Inc., a medical technology company, from March 2010 to December 2013. Prior to joining Valeritas, Inc., he was the Chief Financial Officer of Amicus Therapeutics, Inc., a biotechnology company, from October 2006 to October 2009. In prior positions, he spent six years as Corporate Controller of Biogen Inc., a biotechnology company, and six years in various senior financial roles at E.I. du Pont de Nemours and Company, a chemical, petroleum and biotechnology company, in the U.S. and Asia. Mr. Dentzer also serves as a director of Imunon, Inc., a clinical stage drug development company. Mr. Dentzer holds a B.A. in philosophy from Boston College and an M.B.A. from the University of Chicago. We believe that Mr. Dentzer’s qualifications to serve on our board include his extensive experience in executive leadership roles of more than 25 years, including his roles at Dicerna Pharmaceuticals, Inc., Amicus Therapeutics, Inc., Valeritas, Inc., and Biogen Inc.
Martyn D. Greenacre has served on our board since February 2000 and has served as Chairman of our board since May 2017. From June 1993 to July 2000, Mr. Greenacre was a director of Creative BioMolecules, Inc., a predecessor life science company of Curis. Mr. Greenacre served as Chairman of Life Mist L.L.C., a privately held company in the field of fire suppression, from September 2001 to December 2016. From June 1997 to June 2001, Mr. Greenacre was Chief Executive Officer of Delsys Pharmaceutical Corporation, a drug formulation company. From 1993 to 1997, Mr. Greenacre was President and Chief Executive Officer of Zynaxis, Inc., a biopharmaceutical company. Prior to Zynaxis, Inc., Mr. Greenacre served in various senior management positions at SmithKline Beecham Limited, a pharmaceuticals company, from 1973 through 1992, including as Chairman of European Operations, and was appointed to its board of directors. Previously, Mr. Greenacre served as a director of Acusphere, Inc., Cephalon, Inc., Formula Pharmaceuticals, Inc., Neostem, Inc. (n/k/a Caladrius) and Orchestra Therapeutics, Inc., and as a director and Chairman of BMP Sunstone Corporation. Mr. Greenacre received an M.B.A. from Harvard Business School and a B.A. from Harvard College. We believe that Mr. Greenacre’s qualifications to serve on our board include his years of experience as President and Chief Executive Officer of various biotech and pharmaceutical companies as well as his experience as a director of other public companies.

John A. Hohneker, M.D. has served on our board since December 2021. From January 2018 to February 2021, Dr. Hohneker was President and Chief Executive Officer of Anokion SA., a biotechnology company. From August 2015 to January 2018, Dr. Hohneker served as Head, Research and Development at Forma Therapeutics, Inc., a clinical stage biopharmaceutical company. From January 2001 to April 2015, Dr. Hohneker held various leadership positions at Novartis Pharmaceuticals Corporation, including Senior Vice President, Global Head of Development of Global Immunology/Dermatology Franchise from 2011 to 2015, Senior Vice President, US Clinical Development and Medical Affairs-Oncology from 2007 to 2011, and Vice President, US Clinical Development and Medical Affairs-Oncology from 2001 to 2007. From July 1990 to January 2001, he held various positions of increasing responsibility at Glaxo Wellcome and its legacy company, Burroughs Wellcome, a pharmaceutical company. He also serves as a director of Evelo Biosciences, Inc., a publicly held clinical stage biotechnology company, Humanigen, Inc., a publicly held clinical stage biotechnology company, Aravive, Inc., a publicly held clinical stage biotechnology company, Trishula Therapeutics, Inc., a privately held clinical stage biotechnology company, BioTheryX, Inc., a privately held clinical stage biotechnology company, and Sonata Therapeutics (formerly Inzen Therapeutics), a privately held research stage biotechnology company. Dr. Hohneker previously served on the board of directors of Cygnal Therapeutics, Inc., Torque Therapeutics, Inc. and Dimension Therapeutics, Inc. Dr. Hohneker received a B.A. in chemistry from Gettysburg College and an M.D. from Rutgers School of Biomedical and Health Sciences. He completed his internship and residency in internal medicine and his fellowship in medical oncology at the University of North Carolina at Chapel Hill. We believe that Dr. Hohneker’s qualifications to serve on our board include his expertise in oncology as well as his extensive experience in drug development and that his insights and leadership experience in the biotechnology and pharmaceutical industries are valuable to a biotechnology company such as Curis.
Kenneth I. Kaitin, Ph.D. has served on our board since November 2003 and as a Senior Fellow at the Tufts Center for the Study of Drug Development, or CSDD, an academic drug policy research group providing strategic information to help drug developers, regulators, and policy makers improve the quality and efficiency of the drug development process, since January 2021. From July 1998 to December 2020, Dr. Kaitin served as the Director of Tufts CSDD. Since 2014, he has held appointments as Professor of Medicine and Professor of Immunology at Tufts University School of Medicine. Between August 2014 and June 2021, Dr. Kaitin held a primary appointment as Professor of Public Health and Community Medicine at the Tufts University School of Medicine. In December 2014, Dr. Kaitin received the appointment of Advisory Professor at Shanghai Medical College of Fudan University. Dr. Kaitin has served on the faculty of the European Center for Pharmaceutical Medicine at the University of Basel since September 1999.  At the Tufts University School of Medicine, Dr. Kaitin was a Research Associate Professor of Medicine from October 2003 to May 2008 and a Research Professor from May 2008 to August 2014. Dr. Kaitin has written extensively on a broad range of drug development issues and has provided public testimony before the U.S. Congress in hearings on pharmaceutical innovation and U.S. Food and Drug Administration, or FDA, reform. An internationally recognized expert on the science of drug development, Dr. Kaitin is regularly quoted in the business and trade press on research and development trends in the research-based drug industry and new models of innovation.  In 2011, Dr. Kaitin received the Dr. Louis M. Sherwood Award granted by the Academy of Pharmaceutical Physicians and Investigators, in 2020, he was named a Global Fellow in Medicines Development by the International Federation of Pharmaceutical Physicians, and in 2021, he received the Distinguished Achievement Award from the Sino-American Pharmaceutical Professionals Association. Dr. Kaitin is a former Editor-in-Chief of the Drug Information Journal, and from 1997 to 1998 he was President of the Drug Information Association. Until March 2021, he served as Editor-in-Chief of Expert Review of Clinical Pharmacology, and he currently serves on the editorial boards of a number of peer-review journals. Dr. Kaitin serves as an expert consultant to the U.S. Department of Defense on Bioterror Countermeasure issues. Dr. Kaitin received an M.S. and Ph.D. in pharmacology from the University of Rochester and a B.S. from Cornell University.  We believe that Dr. Kaitin's qualifications to serve on our board include his expertise in the economics of drug development and biopharmaceutical innovation and his extensive knowledge on a broad range of drug development and life-sciences industry issues.
Marc Rubin, M.D. has served on our board since June 2010. From May 2009 to August 2022, Dr. Rubin served as Executive Chairman of Titan Pharmaceuticals, Inc., a biopharmaceutical company, and he previously served as its President and Chief Executive Officer from October 2007 to December 2008. Dr. Rubin continues to serve as a director of Titan Pharmaceuticals, Inc. From June 2006 to February 2007, Dr. Rubin served as Head of Global Research and Development for Bayer Schering Pharma AG, a pharmaceutical company, as well as a member of the Executive Committee of Bayer HealthCare LLC, a pharmaceutical and medical products company and subsidiary of Bayer AG, and the Board of Management of Bayer Schering Pharma AG. From October 2003 until the merger of Bayer AG and Schering AG in June 2006, Dr. Rubin was a member of the Executive Board of Schering AG, as well as Chairman of Schering Berlin Inc. and President of Berlex Pharmaceuticals, Inc., a division of Schering AG. From January 1990 to August 2003, Dr. Rubin held various positions in global clinical and commercial development at GlaxoSmithKline plc, a healthcare company, as well as the position of Senior Vice President of Global Clinical Pharmacology & Discovery Medicine from 2001 to 2003. Prior to his pharmaceutical industry career, Dr. Rubin completed subspecialty training and board certification in both medical oncology and infectious diseases at the National Cancer Institute within the National Institutes of Health from 1983 to 1986. From September 1986 to December 1989, Dr. Rubin also served as an Investigator and on the Senior Staff of the infectious diseases section at the National Cancer Institute. Dr. Rubin also serves as a director of Galectin Therapeutics Inc., a publicly held biotechnology company, and Soricimed Biopharma, Inc., a privately held drug development company. Previously, Dr. Rubin served as a director of FirstString Research, Inc., Gemmus Pharma, Inc., Medarex, Inc., the Rogosin Institute and Surface Logix, Inc. Dr. Rubin holds an M.D. from Cornell University Medical College. We believe that Dr. Rubin’s qualifications to serve on our board include his extensive experience in clinical development as well as his medical, commercial and scientific expertise having held executive-level clinical development positions with Bayer Schering Pharma AG, Schering AG and GlaxoSmithKline plc.
Board Recommendation
OUR BOARD OF DIRECTORS BELIEVES THAT THE ELECTION OF MARTYN D. GREENACRE AND KENNETH I. KAITIN, PH.D. TO SERVE AS CLASS III DIRECTORS IS IN THE BEST INTERESTS OF CURIS AND OUR STOCKHOLDERS AND, THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE NOMINEES.
CORPORATE GOVERNANCE

Our board of directors believes that good corporate governance is important to ensure that Curis is managed for the long-term benefit of stockholders. This section describes key corporate governance guidelines and practices that our board of directors has adopted. Complete copies of our corporate governance guidelines, committee charters, and code of business conduct and ethics are available on the Investors – Corporate Governance section of our website at www.curis.com. Alternatively, you can request a copy of any of these documents by writing to our secretary at the following address: Curis, Inc., 128 Spring Street, Building C – Suite 500, Lexington, MA 02421.
Corporate Governance Guidelines
Our board of directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of Curis and our stockholders. These guidelines, which provide a framework for the conduct of the board of directors’ business, provide that:
•    the board of directors’ principal responsibility is to oversee the management of Curis;
•    a majority of the members of the board of directors shall be independent directors;
•    the independent directors shall meet regularly in executive session;

•    directors have full and free access to management and, as necessary and appropriate, independent advisors;
•    all directors are encouraged to participate in continuing director education on an ongoing basis; and
•    periodically, the board of directors and its committees will conduct a self-evaluation to determine whether they are functioning effectively.
Our Environmental, Social, and Governance Commitment
Curis’s core values are based upon four pillars. We respect each other, and lead with commitment and innovation. In addition, we believe in succeeding together and sustaining positivity as we work to develop innovative and differentiated therapeutics that improve the lives of cancer patients.
Sustainability
We believe in reducing our impact on the environment and have taken steps to reduce environmental waste and increase environmental sustainability by reducing our use of paper and plastic. Over time, we have reduced the number of printed documents and if printing is necessary, documents are generally printed double-sided to reduce our paper use. In addition, we have provided our employees with reusable water bottles and cups to encourage our employees to assist in preventing single use cups and plastic water bottle waste from entering into the environment. To further encourage environmental sustainability, we have implemented a water and seltzer station to encourage our employees to refill their water bottles and travel cups. By reducing our consumption of bottled water, we hope to reduce the carbon footprint that is generated in bottled water production, including in the packaging, transportation, and refrigeration of bottled water. Over the course of 2022, we continued to maintain this sustainability practice and also implemented a hybrid work environment to further reduce the carbon footprint generated in commuting to and from the office.
Social Responsibility
We strive to be socially responsible. In 2020, during the COVID-19 pandemic, we implemented a remote working environment and restricted business travel to help maintain the safety of our employees, families and community. To support our employees and to maintain our core values of respect, commitment and innovation, succeeding together, and sustaining our positivity throughout the course of 2020 to present, we have held regular company meetings to stay connected and periodically set aside time for employee engagement activities. We have returned to the office and continue to offer our employees flexibility to work remotely for a portion of the work week. By offering our employees this flexibility, we hope to continue to maintain our core values, support our employees, families and community, and further reduce the carbon footprint that is generated in consuming fossil fuels in commuting to and from the office. In the past, our employees have volunteered at certain organizations, and we hope we are able to continue to provide opportunities for our employees to volunteer. As our company grows and new employees join, we hope to increase the diversity of our workforce. One of the four pillars of our core values – Succeed Together – represents our commitment to diversity and inclusion; we celebrate inclusivity and embrace diversity.
Corporate Governance
For a discussion regarding our governance commitment, see “Corporate Governance Guidelines” above as well as the “Board’s Role in Risk Oversight” and our “Code of Business Conduct and Ethics” below.
Human Capital
We believe that our future success largely depends upon our continued ability to attract and retain highly skilled employees. We offer our employees a comprehensive compensation package. Our well-designed compensation and benefits package includes salaries, annual bonuses, equity compensation, 401(k) match, life insurance, premium health and workers’ compensation insurance, paid vacation, holidays and year-end shutdown. Our equity compensation plans, pursuant to which we may grant stock options, restricted stock and other equity-based awards, are designed to align our employees’ interests with our stockholders’ interests and motivate effective performance, which drives company success. In addition, we provide certain wellness resources for our employees, such as work-life counseling and support through an employee assistance program. Over the course of 2022, we provided various wellness opportunities for our employees to recharge. We continue to conduct quarterly employee surveys to give our employees an opportunity to provide feedback, and to assess employee engagement and sustain positivity.
Determination of Independence
Nasdaq listing standards requires a majority of a listed company's board of directors to be comprising independent directors within one year of listing. In addition, Nasdaq listing standards require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Under Nasdaq listing standards, a director will only qualify as an “independent director” if in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule l0A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries. In addition, in affirmatively determining the independence of any director who will serve on a listed company’s compensation committee, Rule 10C-1 under the Exchange Act requires that a company’s board of directors consider all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (1) the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by such company to the director; and (2) whether the director is affiliated with the company or any of its subsidiaries or affiliates.
In March 2023, our board of directors undertook a review of the composition of our board of directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors determined that none of Dr. Borgman, Mr. Greenacre, Dr. Hohneker, Dr. Kaitin or Dr. Rubin has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Nasdaq listing standards. In addition, our board has determined that all of the members of the audit committee, the compensation committee, and the nominating and governance committee are independent as defined under Nasdaq listing standards, including, (i) in the case of all members of the audit committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act and (ii) in the case of all members of the compensation committee, the enhanced independence requirements contemplated by Rule 10C-1 under the Exchange Act.
Board Meetings and Attendance
Our corporate governance guidelines provide that directors are expected to attend the annual meeting of stockholders. All current directors then serving attended the 2022 virtual annual meeting of stockholders. The board met eleven times during the fiscal year ended December 31, 2022. During the fiscal year ended December 31, 2022, each of our directors attended at least 75% of the aggregate of the total number of board meetings and meetings of all committees of the board on which they then served.
Board Leadership Structure
Our board has chosen to separate the role of our chief executive officer and the role of chairman of our board. Accordingly, our Board has appointed Mr. Greenacre, an independent director within the meaning of Nasdaq listing standards (see “Determination of Independence” above), as the Chairman of the Board of Directors. Mr. Greenacre's duties as Chairman of the Board include the following:

•chairing meetings of the independent directors in executive session;

•meeting with any director who is not adequately performing his or her duties as a member of our board or any committee;

•facilitating communications between other members of our board and our chief executive officer;

•preparing or approving the agenda for each board meeting;

•determining the frequency and length of board meetings and recommending when special meetings of our board should be held; and

•reviewing and, if appropriate, recommending action to be taken with respect to written communications from stockholders submitted to our board.

Our board decided to separate the roles of Chairman and Chief Executive Officer because it believes that this leadership structure offers the following benefits:

•increasing the independent oversight of Curis and enhancing our board's objective evaluation of our chief executive officer;

•freeing our chief executive officer to focus on company operations instead of board administration;

•providing our chief executive officer with an experienced sounding board;

•providing greater opportunities for communication between stockholders and our board;

•enhancing the independent and objective assessment of risk by our board; and

•providing an independent spokesman for our company.
Board’s Role in Risk Oversight
Our board of directors oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-to-day basis. Our board of directors and its committees oversee the risk management activities of management. They fulfill this duty by discussing with management the policies and practices utilized by management in assessing and managing risks, providing input on those policies and practices, and periodically discussing with management its evaluation of the effectiveness of such policies and procedures. In general, our (i) board of directors oversees risk management activities relating to business strategy, acquisitions, capital allocation, organizational structure and certain operational risks, (ii) audit committee oversees risk management activities related to financial controls, data privacy and cybersecurity, (iii) compensation committee oversees risk management activities relating to our compensation policies, programs and practices and management succession planning, and (iv) nominating and corporate governance committee oversees risk management activities relating to the composition of our board of directors and corporate governance policies and procedures. Each committee reports to our full board of directors on a regular basis, including reports with respect to the committee’s risk oversight activities as appropriate.
With regards to cybersecurity, management periodically reports such risks to our audit committee or as needed to the chair of the audit committee. Based on the size and stage of development of our company, we have implemented certain processes and technology, and work with third-party vendors, to minimize the occurrences and impact of unauthorized access to our network, computers, programs and data. Our mitigation processes include management and monitoring of physical security, wireless access points, data backup and recovery, user security, antivirus protection, firewall and various levels of access authorizations on computer equipment, email and network access. Our data may also be managed and stored by our vendors on their systems with appropriate processes to protect such data.
Board Committees
Our board has established three standing committees – audit, compensation and nominating and corporate governance – each of which operates under a charter that has been approved by our board. In January 2022, our board established a clinical program committee. Current copies of the charters of the audit committee, compensation committee, and nominating and corporate governance committee are posted on the Investors – Corporate Governance section of our website at www.curis.com.
Audit Committee
The audit committee’s responsibilities include:
•    appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•    pre-approving all audit and non-audit services of our independent registered public accounting firm, except for de minimis non-audit services which are approved in accordance with applicable SEC rules, including meeting with our independent registered public accounting firm prior to the annual audit to discuss the planning and staffing of the audit;
•    overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from such firm;
•    reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures, earnings releases and other publicly disseminated financial information;
•    reviewing and discussing with our independent registered public accounting firm matters concerning the quality, not just the acceptability, of our accounting determinations, particularly with respect to judgmental areas;
•    monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;
•    discussing our risk management policies, including risks relating to data privacy and cybersecurity;
•    establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting-related complaints and concerns;
•    meeting independently with our independent registered public accounting firm and management on a quarterly basis;
•    reviewing and approving or ratifying any related person transactions;
•    establishing, and periodically reviewing, complaint procedures for (i) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and
•    preparing the audit committee report required by SEC rules, which is included on page 20 of this proxy statement.

The members of the audit committee are Mr. Greenacre (Chair), Dr. Kaitin and Dr. Rubin. The audit committee met six times during the fiscal year ended December 31, 2022. The board of directors has determined that Mr. Greenacre is an “audit committee financial expert” as defined by applicable SEC rules.
Compensation Committee
The compensation committee’s responsibilities include:
•    determining the chief executive officer’s compensation;
•    reviewing and approving the compensation of our other executive officers;
•    overseeing an evaluation of our executive officers;
•    overseeing and administering our cash and equity incentive plans;
•    reviewing and making recommendations to the board with respect to director compensation;

•    reviewing and discussing annually with management our “Compensation Discussion and Analysis,” which is included beginning on page 22 of this proxy statement;
•    preparing the compensation committee report required by SEC rules, which is included on page 48 of this proxy statement; and
•    reviewing and making recommendations to the board with respect to management succession planning.
The processes and procedures followed by our compensation committee in considering and determining executive and director compensation are described below under the heading “Executive Officer and Director Compensation Processes.”
During the fiscal year ended December 31, 2022, the members of the compensation committee were Dr. Rubin (Chair), Dr. Hohneker and Dr. Kaitin. The compensation committee met nine times during the fiscal year ended December 31, 2022.
Nominating and Corporate Governance Committee
The nominating and corporate governance committee’s responsibilities include:
•    identifying individuals qualified to become board members;
•    recommending to the board the persons to be nominated for election as directors and to each of the board’s committees;
•    overseeing an annual evaluation of the board;
•    overseeing the evaluation of the effectiveness of the audit function;
•    periodically reviewing the composition of each board committee and the establishment or dissolution of additional board committees;
•    periodically reviewing and reassessing the adequacy of the corporate governance guidelines; and
•    periodically reviewing and making recommendations to the board regarding the company’s environmental, social and governance policies and practices.
The processes and procedures followed by the nominating and corporate governance committee in identifying and evaluating director candidates are described below under the heading “Director Nomination Process.”
During the fiscal year ended December 31, 2022, the members of the nominating and corporate governance committee were Dr. Kaitin (Chair), Dr. Kunkel, and Mr. Greenacre. Dr. Kunkel served on the committee until her resignation, and Dr. Borgman began serving on the committee upon her appointment in October 2022. The nominating and corporate governance committee met five times during the fiscal year ended December 31, 2022.
Clinical Program Committee
The clinical program committee’s responsibilities included reviewing, evaluating, and advising the board and management on the long-term strategic goals and objectives, and the quality and direction of the company's clinical development programs. The members of the clinical program committee were Dr. Kunkel (Chair), Dr. Hohneker and Dr. Rubin. The clinical program committee met five times over the course of 2022 and was dissolved in October 2022.

Executive Officer and Director Compensation Processes
The compensation committee oversees our compensation programs. In this capacity, the compensation committee determines and approves all compensation related to our executive officers. In addition, the compensation committee periodically reviews and makes recommendations to the board with respect to director compensation.
The compensation committee has the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of executive officer compensation and has the sole authority to approve the consultant’s fees and other retention terms. The compensation committee also has authority to commission compensation surveys or studies as the need arises. Periodically, the compensation committee retains an independent third party compensation consultant to review director and officer compensation. The compensation committee has periodically retained Willis Towers Watson as an independent third party compensation consultant. In November 2020, 2021 and 2022, the compensation committee retained Willis Towers Watson to review and update the company’s peer group for 2021, 2022 and 2023 executive officer compensation, respectively. The compensation committee has determined that there are no conflicts of interest or other applicable factors affecting independence with its retention of Willis Towers Watson, as required by Nasdaq listing standards.
The compensation committee typically seeks the chairman of the board’s input in compensation matters involving our president and chief executive officer (to the extent the chairman of the board is not then also a member of the compensation committee). Our president and chief executive officer provides input on all other executive officer compensation matters including the appropriate mix of compensation, which the compensation committee considers when determining compensation for such other officers. Our president and chief executive officer is not present during the compensation committee’s voting or deliberations regarding his compensation.
Risks Arising from Compensation Policies and Practices
Employee compensation generally consists of salary, stock option awards and, depending on overall company performance and the successful achievement of objectives set forth in an annual short-term incentive program, cash bonus payments. We have reviewed our compensation policies and practices for all employees and have concluded that any risks arising from our policies and programs are not reasonably likely to have a material adverse effect on our company.
Director Nomination Process
The process followed by the nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, retaining a search firm, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the nominating and corporate governance committee and the board.
In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, the nominating and corporate governance committee will apply the criteria set forth in our corporate governance guidelines and its charter. These criteria include assessments of the candidate’s integrity, business acumen, knowledge of our business and industry, experience, ability to exercise sound judgment, freedom from conflicts of interest, ability to act in the interests of all stockholders and ability to serve for at least five years. Our nominating and corporate governance charter provides that diversity on our board is highly valued and should be considered by the nominating and corporate governance committee. The nominating and corporate governance committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a significant breadth of experience, diversity, knowledge, and abilities that will assist the board in fulfilling its responsibilities. We do not discriminate against candidates based on their race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law.
Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates by submitting candidate names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least one year as of the date such recommendation is made, to: Nominating and Corporate Governance Committee, c/o Secretary, Curis, Inc., 128 Spring Street, Building C – Suite 500, Lexington, MA 02421. Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating and corporate governance committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for all candidates.

Stockholders also have the right under our bylaws to nominate director candidates by following the procedures set forth under “Stockholder Proposals for 2024 Annual Meeting.”
Communicating with the Board of Directors
The board of directors will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate. The chairman of the board of directors is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.
Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chairman of the board considers to be important for all directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.
Stockholders who wish to send communications on any topic to the board of directors should address such communications to: Chairman of the Board of Directors, c/o Secretary, Curis, Inc., 128 Spring Street, Building C – Suite 500, Lexington, MA 02421, or via email at info@curis.com.
Code of Business Conduct and Ethics
We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. We have posted a current copy of this code on the Investors – Corporate Governance section of our website at www.curis.com. In addition, we intend to post on our website all disclosures that are required by law or Nasdaq listing standards concerning any amendments to, or waivers of, any provision of the code.
Policies and Procedures for Related Person Transactions
Our board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Curis is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a material interest, directly or indirectly.
If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report such proposed transaction to our chief financial officer and/or general counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the board’s audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the audit committee will review, and, in its discretion, may ratify the related person transaction at the next meeting of the committee. The policy also permits the chairman of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between audit committee meetings, subject to ratification by the audit committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed periodically. The audit committee will review and consider such information regarding the related person transaction as it deems appropriate under the circumstances.
The audit committee may approve or ratify the transaction only if the committee determines that, taking into account all of the circumstances, the transaction is not inconsistent with Curis’s best interests. The audit committee may impose any conditions on the related person transaction that it deems appropriate, which shall be deemed conditions precedent to approval and/or consummation of such transaction.
In addition to transactions excluded by the instructions to the SEC’s related person transaction disclosure rule, the board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are excluded from classification as related person transactions for purposes of this policy:
•    interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity) who is a participant in the transaction, where (a) the related person and all other related persons own, in the aggregate, less than 10% of the equity interests in such entity, and (b) the related person and his or her immediate family members are neither involved in the negotiation of the terms of the transaction, nor receive any special benefits as a result of the transaction; and
•    a transaction that is specifically contemplated by the provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.

Related Person Transactions

Aurigene Discovery Technologies Limited

In January 2015, we entered into an exclusive collaboration agreement for the discovery, development and commercialization of small molecule compounds in the areas of immuno-oncology and selected precision oncology targets with Aurigene Discovery Technologies Limited, or Aurigene. As of March 31, 2023, Aurigene beneficially owned approximately 5.66% of our outstanding shares of common stock.
Under the collaboration agreement, Aurigene granted us an option to obtain exclusive, royalty-bearing licenses to relevant Aurigene technology to develop, manufacture and commercialize products containing certain compounds anywhere in the world, except for India or Russia, which are the territories retained by Aurigene. We have licensed four programs under the Aurigene collaboration. For each of our licensed programs, we are obligated to use commercially reasonable efforts to develop, obtain regulatory approval for, and commercialize at least one product in each of the United States, specified countries in the European Union, and Japan, and Aurigene is obligated to use commercially reasonable efforts to perform its obligations under the development plan for such licensed program in an expeditious manner.

We initially issued to Aurigene 3,424,026 shares of our common stock valued at $24.3 million in partial consideration for the rights granted to us under the collaboration agreement. We also agreed to make specified research payments, option exercise fees and milestone payments under the collaboration agreement. In September 2016, we entered into an amendment to the collaboration agreement, pursuant to which, in exchange for our issuance to Aurigene of 2,041,666 shares of our common stock, Aurigene waived payment of up to a total of $24.5 million in milestones and other payments associated with the first four programs in the collaboration that may have become due to Aurigene under the collaboration agreement. Since January 1, 2021, we have not made any cash payments to Aurigene pursuant to the collaboration agreement, and our aggregate cash payments to Aurigene since the inception of the collaboration agreement are $22.0 million.

In February 2020, we and Aurigene further amended our collaboration agreement. Under the terms of the amended agreement, Aurigene will fund and conduct a Phase 2b/3 randomized study evaluating CA-170, in combination with chemoradiation, in approximately 240 patients with non-squamous non-small cell lung cancer. In turn, Aurigene receives rights to develop and commercialize CA-170 in Asia, in addition to its existing rights in India and Russia, based on the terms of the original agreement. We retain U.S., European Union, and rest of world rights to CA-170, and are entitled to receive royalty payments on potential future sales of CA-170 in Asia.

In addition to the collaboration agreement, in June 2017, we entered into a master development and manufacturing agreement with Aurigene for the supply of drug substance and drug product, under which we made cash payments to Aurigene of $1.1 million in 2022 and $1.1 million in 2021.

Audit Committee Report
The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act.
The responsibilities of the audit committee are set forth in the charter of the audit committee. The audit committee has reviewed our audited financial statements for the fiscal year ended December 31, 2022, and has discussed these financial statements with our management and our independent registered public accounting firm.
Our management is responsible for the preparation of our financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. Our independent registered public accounting firm is responsible for conducting an independent integrated audit of our annual financial statements and, as required, our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board, or PCAOB, and issuing a report on the results of their integrated audit. The audit committee is responsible for providing independent, objective oversight of these processes.

The audit committee has also received from, and discussed with, our independent registered public accounting firm various communications that our independent registered public accounting firm is required to provide to the audit committee, including the matters required to be discussed by the PCAOB Auditing Standard No. 1301. PCAOB Auditing Standard No. 1301 requires our independent registered public accounting firm to discuss with the audit committee, among other things, the following:
•    methods to account for significant unusual transactions;
•    the effect of significant accounting policies, including policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;
•    the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates;
•    disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements; and
•written disclosures required by PCAOB Rule 3526— “Communication with Audit Committees Concerning Independence.”
The audit committee has received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the PCAOB regarding our independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm their independence from Curis. The audit committee has also received written disclosures required by PCAOB Rule 3526 —“Communication with Audit Committees Concerning Independence.”
Based on the review and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2022.
Submitted by the audit committee of our board of directors.
Martyn D. Greenacre (Chair)
Kenneth I. Kaitin, Ph.D.
Marc Rubin, M.D.

Independent Registered Public Accounting Firm’s Fees and Other Matters
Independent Registered Public Accounting Firm’s Fees
The following table summarizes the fees of PricewaterhouseCoopers LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years:

Fee Category	2022	2021
Audit Fees (1)	$ 849,500	$ 865,000

All Other Fees (2)	3,081	2,956

Total Fees	$ 852,581	$ 867,956

(1)    Audit fees consist of fees for the audit of our financial statements, the audit of our internal control over financial reporting with respect to 2021, the review of the interim financial statements included in our quarterly reports on Form 10-Q. Audit fees also include fees of $191,500 and $190,000 for 2022 and 2021, respectively, associated with comfort letters and consent letters for our 2022 and 2021 registration statements. 100% of audit fees for 2022 and 2021 were pre-approved by the audit committee. The 2022 and 2021 amounts exclude reimbursement of out-of-pocket expenses. No out-of-pocket expenses were incurred for 2022 and 2021.
(2)    All other fees consist of an annual license fee for use of accounting research software. None of the all other fees incurred during 2022 and 2021 were for services provided under the de minimis exception to the audit committee pre-approval requirements. 100% of these fees for 2022 and 2021 were pre-approved by the audit committee.

Pre-Approval Policy and Procedures

Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the audit committee specifically approves the service in advance or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The audit committee has also delegated to the chairman of the audit committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by the chairman of the audit committee pursuant to this delegated authority is reported on at the next meeting of the audit committee.

EXECUTIVE AND DIRECTOR COMPENSATION AND RELATED MATTERS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our compensation strategy, policies, programs and practices for our named executive officers identified in the “Summary Compensation Table” or our “named executive officers.”
For the fiscal year ending December 31, 2022, our named executive officers or “executive officers” were:
•James E. Dentzer, our president and chief executive officer;
•Diantha Duvall, who began serving as our chief financial officer on August 5, 2022;
•Robert E. Martell, M.D., Ph.D., our head of research and development; and
•William E. Steinkrauss, who served as our chief financial officer and chief administrative officer until August 4, 2022.
We held our most recent “say-on-pay” advisory stockholder vote on the compensation of our executive officers at the 2022 annual meeting. This advisory vote was supported by our stockholders with 96.16% of the voted shares voting “for” such proposal. Our compensation committee considered the results of this advisory stockholder vote in determining the compensation for our executive officers in 2023. The compensation committee continues to believe that its pay-for-performance philosophy in determining the compensation of executive officers, as further described herein, best achieves the desired alignment of our compensation objectives.
The compensation paid to our named executive officers in 2022 reflected our primary compensation objectives of attracting and retaining key executive officers critical to our long-term success, recognizing and rewarding overall company performance and each executive officer’s individual performance and level of responsibility and continuing to align our executive officers’ incentives with stockholders’ interests. Cash compensation, including annual cash bonus incentives, is a basic element of our executive officers’ total compensation. In addition, a significant portion of our executive officers’ realizable compensation is tied to the performance of our company and our stock price. We believe stock-based compensation aligns our executive officers’ interest and our stockholders’ interest in incentivizing our executive officers to achieve performance objectives and to create long-term stockholder value. If our executive officers are unable to create long-term stockholder value and the price of our stock declines, then the realizable value of such executive officer’s long-term stock-based compensation also declines. Consistent with its pay-for-performance philosophy, our compensation committee may elect to decrease any executive officer’s compensation, or take other corrective or remedial steps, for non-performance.

2022 Pay-for-Performance
Our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our stockholders. Our board of directors believes this link between compensation and the achievement of our near- and long-term business goals has helped drive our performance over time. At the same time, we believe our program does not encourage excessive risk-taking by management.
In 2022, the compensation committee continued to adhere to its long-standing pay-for-performance philosophy and a significant portion of total 2022 executive compensation comprised cash incentives and long-term compensation based on corporate performance. We achieved certain goals and objectives in 2022:
•Emavusertib (small molecule inhibitor of IRAK4)
In January 2022, we announced positive updated preliminary clinical data from our TakeAim Leukemia Phase 1/2 study of emavusertib (TakeAim Leukemia). In April 2022, the FDA placed this study and our TakeAim Lymphoma Phase 1/2 study of emavusertib (TakeAim Lymphoma) on partial clinical holds. In August 2022, the FDA lifted the partial clinical hold on our TakeAim Lymphoma study, and allowed us to resume patient enrollment in the monotherapy dose finding phase (Phase 1a) of our TakeAim Leukemia study. As of March 31, 2023, the partial clinical hold remains in place for the combination therapy phase (Phase 1b) and the monotherapy expansion phase (Phase 2a) of our TakeAim Leukemia study.
The partial clinical holds on our TakeAim studies impacted our ability to advance both studies and to achieve certain goals and objectives in 2022. However, there were certain incremental achievements over the course of 2022 including efforts to resolve the partial clinical holds, reactivation of our U.S. clinical sites in order to resume patient enrollment in our TakeAim Lymphoma study and in the Phase 1a of the TakeAim Leukemia study, and our efforts to implement our studies outside of the U.S.
We and/or our collaborators made a number of presentations regarding our TakeAim studies, emavusertib and/or IRAK4. In March 2022, our collaborators published a manuscript in Gastroenterology on the role of IRAK4 in pancreatic ductal adenocarcinoma and the preclinical efficacy of emavusertib in combination with checkpoint immunotherapy. In June 2022, we presented data from our TakeAim Leukemia and TakeAim Lymphoma studies at the 2022 American Society of Clinical Oncology, or ASCO, Annual Meeting and at the 2022 European Hematology Association, or EHA, Hybrid Congress. At the EHA Hybrid Congress, we also presented novel findings on biomarker development for emavusertib, and our collaborators presented on emavusertib in primary central nervous system lymphoma.
In October 2022, we held our 1st Symposium on IRAK4 in Cancer with the goal of highlighting Curis as a leader in IRAK4. In November 2022, our collaborators presented a poster at the 37th Annual Meeting of the Society for Immunotherapy of Cancer, or SITC 2022, on the immune modulation of melanoma brain metastases by IRAK4 inhibition in preclinical models. In December 2022, we presented at the American Society of Hematology and held a webcast to discuss updated emavusertib clinical data and announced additional encouraging preliminary clinical data from our TakeAim Leukemia study.
•CI-8993 (anti-VISTA antibody)
In January 2022, we presented preliminary safety data highlighting the procedures we implemented to manage expected cytokine release syndrome and enable dose escalation past 0.3 mg/kg. Over the course of 2022 we continued to focus on enrollment in our Phase 1 study of CI-8993 in patients with solid tumors, and we drafted the development plan for a combination study. We held our 2nd Annual VISTA Symposium in September 2022 with the goal of highlighting Curis as a leader in VISTA. In November 2022, we and our collaborative partners presented two posters at the Society for Immunotherapy of Cancer 37th Annual Meeting. Also in November 2022, CI-8993 was deprioritized as part of a strategic reprioritization.
•Human Capital, Investor Conferences and Financial Runway

In April 2022, we welcomed our employees back to our office and implemented a hybrid work week allowing our employees to work onsite and to work remotely. Over the course of 2022 we continued to host company meetings and employee engagement activities to sustain our company culture. Although we welcomed new colleagues to our company during the first half of 2022, we adjusted our strategy and reprioritized our clinical development programs which resulted in a reduction of our workforce in November 2022.
Over the course of 2022, we presented at a number of investor conferences including the B. Riley Virtual Oncology Investor conference, the SVB Leerink 11th Annual Global Healthcare conference, the 21st Annual Needham Virtual Healthcare conference, the 2022 Jefferies Healthcare conference, the H.C. Wainwright 24th Annual Global Investment Conference, and the Cantor Oncology and HemOnc Conference.
In August 2022, we sold shares of our common stock through “at-the-market” offerings pursuant to our Sales Agreement with Cantor Fitzgerald & Co. and JonesTrading Institutional Services LLC. The gross proceeds of such offering and reduction of our workforce extended the company’s cash runway.
In accordance with the compensation committee’s long-standing pay-for-performance philosophy, the compensation committee considered the overall performance and financial condition of the company, as well as each individual executive officer’s contributions, in determining executive officer compensation for 2022. In January 2022, taking into consideration the results of the January 2022 peer group analysis as described below; the mix of cash compensation and short term incentive compensation; the value of stock option grants to align our executive officers’ interests with the interests of our stockholders; the compensatory value of stock option grants; and the number of shares available for grant under our Fourth Amended and Restated 2010 Stock Incentive Plan, the compensation committee granted stock options and established short-term cash incentive payment amounts to incentivize Mr. Dentzer, Dr. Martell and Mr. Steinkrauss to achieve a number of objectives including (i) continued execution and progression of our clinical development programs with the focus on advancing our TakeAim Leukemia study to support potential regulatory discussions, and to meet other development goals with respect to our TakeAim Lymphoma study and our CI-8993 Phase 1 study, (ii) development of certain translational science and research plans to enhance the development of clinical development programs, (iii) execution of clinical and investor communication plans, and leading symposia in IRAK4 and VISTA, and (iv) managing our cash and resources, raising additional capital as appropriate, evaluating potential business development strategies, continued company growth and sustaining company culture. Mr. Steinkrauss served as our chief financial officer and chief administrative officer until August 4, 2022, and Ms. Duvall began serving as our chief financial officer on August 5, 2022.
In January 2023, taking into consideration the key corporate goals and objectives achieved in 2022 and each executive officer’s individual performance and level of responsibility, the compensation committee awarded cash incentive payments to Mr. Dentzer, Dr. Martell and Ms. Duvall at 75% of each such executive officer’s incentive target in the amount of $276,750, $141,750 and $61,793, respectively. Dr. Martell’s incentive target payout was pro-rated at 70% based upon a 70% time commitment to the company and was set at $189,000. Ms. Duvall’s incentive target payout was pro-rated for her portion of the year completed.
Benchmarking Assessments and Evaluations
In November 2021, the compensation committee retained Willis Towers Watson to review the company’s existing 2021 peer group and to develop the criteria for the 2022 peer group in setting 2022 executive compensation. The proposed 2022 peer group was based upon comparative compensation data for 17 companies in our industry, taking into account both the current and 12-month trailing average market capitalization of our company, and the following factors:
•mainly biotechnology companies, and to a lesser extent pharmaceutical companies, in critical stage or early stage focused on development and commercialization of innovative therapeutics for the treatment of cancer, and other significant diseases;
•market capitalization of approximately at or above $250 million (35% of Curis’s market capitalization as of November 1, 2021), with maximum market capitalization at approximately $1.5 billion (2.5x of Curis);
•focused on achieving a median market cap with an appropriate range between 25th and 75th of the peer group to prevent stock price volatility from impacting the reasonability of the peer group;
•national headquarters considered with strong focus on California and Massachusetts organizations;
•headcount ranging mainly between 50 to 200 employees;

•revenue and 1-year revenue growth, net income and R&D expense, earnings per share, 1-year and 3-year total shareholder return; and
•consideration of ISS’s peer group composition for Curis as result of being listed on the Russell 3000 in June 2021.
In January 2022, the market capitalization and 12-month trailing average market capitalization factors were updated as of December 31, 2021, and the compensation committee adopted the following peer group, which we refer to as the 2022 peer group, in setting 2022 compensation for our executive officers:

Alpine Immune Sciences, Inc.	MEI Pharma, Inc.
Atara Biotherapeutics, Inc.	ORIC Pharmaceuticals, Inc.
Chimerix, Inc.	Pliant Therapeutics, Inc.
CTI BioPharma Corp.	Seres Therapeutics, Inc.
Evelo Biosciences, Inc.	Shattuck Labs, Inc.
G1 Therapeutics, Inc.	Syros Pharmaceuticals, Inc.
Infinity Pharmaceuticals, Inc.	VBI Vaccines Inc.
Kezar Life Sciences, Inc.	Vor Biopharma Inc.
Mersana Therapeutics, Inc.

The elements of executive compensation included in this evaluation consisted of base salary, short-term annual incentive compensation opportunities, total cash compensation, the fair value of long-term incentive awards and actual total direct compensation for each of our executive officers as compared to the 2022 peer group. Willis Towers Watson conducted a competitive analysis of compensation at the 25th, 50th, and 75th percentiles of the relevant data. The 2022 evaluation reviewed compensation recommendations for officer base salary increases and annual bonus payments, and annual option grants for directors and officers.
In November 2022, the compensation committee retained Willis Towers Watson to review the 2022 peer group. The 2022 peer group factors were reviewed, and the market capitalization and 12-month trailing average market capitalization criteria were adjusted to reflect peer companies within one-third to 3x of our current and trailing 12-month average market capitalization at the time of assessment:
•Approximately $17 million to $150 million spot market capitalization; and
•Approximately $67 million to $600 million trailing 12-month market capitalization.

Based on this assessment, the 2022 peer group was adjusted to remove larger peer companies and to replace them with peer companies more comparable to us in size. Based on this assessment, the 2023 peer group consists of the 2022 peer group with the removal of Pliant Therapeutics, Inc., Seres Therapeutics, Inc., and Kezar Life Sciences, Inc., and the addition of Akebia Therapeutics, Inc., Omeros Corporation, and Rigel Pharmaceuticals, Inc.

In December 2022, the compensation committee adopted the following 2023 peer group for 2023 executive compensation benchmarking for our executive officers.

Akebia Therapeutics, Inc.	MEI Pharma, Inc.
Alpine Immune Sciences, Inc.	Omeros Corporation
Atara Biotherapeutics, Inc.	ORIC Pharmaceuticals, Inc.
Chimerix, Inc.	Rigel Pharmaceuticals, Inc.,
CTI BioPharma Corp.	Shattuck Labs, Inc.
Evelo Biosciences, Inc.	Syros Pharmaceuticals, Inc.
G1 Therapeutics, Inc.	VBI Vaccines Inc.
Infinity Pharmaceuticals, Inc.	Vor Biopharma Inc.
Mersana Therapeutics, Inc.

Process for Determining Executive Compensation
Our president and chief executive officer evaluates the performance of each of the other executive officers at least once annually against established goals and objectives for such executive officer, and also takes into consideration each executive officer’s contribution to the achievement of company goals and objectives. These annual assessments are provided either orally or through a written review. The president and chief executive officer provides recommendations to the compensation committee for all elements of compensation of our other executive officers based upon these evaluations, and the compensation committee considers our president and chief executive officer’s assessments when determining compensation for our executive officers. The compensation committee evaluates the performance of the president and chief executive officer based upon its assessment of his performance, and this assessment is updated at periodic committee meetings, and through recommendations from the chairman of our board of directors (to the extent the chairman of the board is not then also a member of the compensation committee). Our president and chief executive officer does not participate in the determination of his own compensation. Our corporate goals and objectives are established through a process that involves input by our board and all of our executive officers. Members of our management team then regularly report on progress toward the achievement of these goals during our periodic meetings of the board of directors.
For a further discussion of the processes and procedures used by our compensation committee in considering and determining executive and director compensation, see “Executive Officer and Director Compensation Processes” beginning on page 18 of this proxy statement.
Elements of Executive Compensation
The elements of executive officer compensation generally consist of the following:
•    base salary;
•    short-term cash incentives;
•    stock option and restricted stock awards;
•    insurance, retirement and other employee benefits; and
•    change in control and severance benefits.
We do not have any formal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation, or among the different forms of non-cash compensation. The compensation committee, after considering information including company performance, individual executive officer performance, the financial condition of the company, benchmarking data, and other market compensation for executive officers at other similarly-sized biotechnology companies, determines what it believes to be the appropriate level and mix of the various compensation components.
Base Salary
Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executive officers. Base salaries for our executive officers are established based on the scope of their responsibilities, periodically taking into account competitive market compensation paid by other companies for similar positions, and the financial condition of the company. Base salaries are reviewed annually, and adjusted from time to time to reflect promotions and to realign salaries with market levels as appropriate.
2022 Base Salaries
In January 2022, the compensation committee set the base salaries for our named executive officers as follows:

Name	2022 Base Salary	2021 Base Salary	Percentage Increase
James E. Dentzer	$615,000	$590,000	4.2%
Robert E. Martell, M.D., Ph.D. (1)	$378,000	$370,440	2.0%
William E. Steinkrauss (2)	$478,400	$400,000	19.6%

(1)Dr. Martell’s annualized base salary for 2022 is set at $540,000 and then pro-rated based upon a 70% time commitment to the company.
(2)Mr. Steinkrauss’s 2022 salary reflects his promotion from chief financial officer to chief financial officer and chief administrative officer in January 2022. Mr. Steinkrauss served as our chief financial officer and chief administrative officer until August 4, 2022.
Based upon the results of the peer group analysis for 2022 executive officer compensation, and the company’s overall 2021 performance, the compensation committee increased Mr. Dentzer’s base salary by 4.2%, increased Mr. Steinkrauss’s base salary by 19.6% to account for his promotion and increased responsibility as chief administrative officer in addition to serving as chief financial officer, and increased Dr. Martell’s base salary by 2%.
Ms. Duvall joined our company on July 26, 2022 as senior vice president of strategy and her base salary was set at $478,400. She began serving as our chief financial officer on August 5, 2022.

2023 Base Salaries
In January 2023, the compensation committee set the base salaries for our named executive officers as follows:

Name	2023 Base Salary	2022 Base Salary	Percentage Increase
James E. Dentzer	$633,500	$615,000	3.0%
Diantha Duvall	$484,600	$478,400	1.3%
Robert E. Martell, M.D., Ph.D. (1)	$385,600	$378,000	2.0%

(1)Dr. Martell’s annualized base salary for 2023 is set at $551,000 and then pro-rated based upon a 70% time commitment to the company.

Based upon the company’s overall 2022 performance and the need to manage the company’s cash runway, the compensation committee provided modest merit increases to each of our named executive officers. Mr. Dentzer’s base salary was increased by 3%. Ms. Duvall’s base salary was increased by 1.3%. Dr. Martell’s base salary was increased by 2%.

Short-Term Cash Incentive Plans
The compensation committee believes that allocating a meaningful amount of our executive officers’ total cash compensation to the achievement of objectives under a short-term incentive plan is another way to align our executive officers’ interests with those of our stockholders. Accordingly, the compensation committee implements a short-term incentive plan, which we refer to as a cash incentive program. The cash incentive program sets forth specific objectives each year that, if achieved, result in short-term incentive cash compensation for our executive officers.
A cash incentive program is designed to motivate our executive officers to achieve specified performance objectives for the applicable fiscal year and to reward them for their achievement. To be eligible, an executive officer must (i) be designated by the compensation committee or independent board members as an eligible participant, (ii) have achieved an overall performance evaluation at a “meets expectations” or higher level within our evaluation framework, and (iii) be serving as an executive officer at the time the award is paid.
The compensation committee generally establishes categories of goals that are then further delineated into three levels of potential achievement: “Threshold,” “Target,” and “Maximum.” Cash incentive payments may be paid based upon the degree to which each category of corporate goals has been achieved on this continuum, if at all. For each of the categories, achievement of performance at the “Threshold” level results in a weighted payment of no less than 50% of the target amount, achievement of performance at the “Target” level results in a weighted payment equal to 100% of the target amount, and achievement of performance at the “Maximum” level results in a weighted payment of no more than 150% of the target amount.
The cash incentive program is administered by the compensation committee. The compensation committee has the authority and discretion to modify performance goals under a cash incentive program and has the right to amend, modify or terminate a cash incentive program at any time. The awards generally are paid in cash. The compensation committee has sole discretion, however, to pay an award using a combination of cash and equity, or all equity. If the compensation committee determines that such payment is to be made in the form of equity, in whole or in part, the compensation committee has the sole discretion to determine the nature, amount and other terms of such equity award. Payment of the awards, if any, is generally to be made after the completion of the relevant fiscal year but no later than March 15 of the following year.
2022 Short-Term Cash Incentive Payments
Taking into consideration the 2022 peer group, the compensation committee established the following target short-term incentive target amounts, for each named executive officer:

Named Executive Officer	2022 Annual Base Salary	Target Incentive Compensation Payment as a Percentage of 2022 Annual Base Salary, Assuming Performance at the Target 100% Level
		(%)	($)
James E. Dentzer (1)	$615,000	60%	$369,000
Diantha Duvall (2)	$478,400	40%	$191,360
Robert E. Martell, M.D., Ph.D. (3)	$378,000	50%	$189,000
William E. Steinkrauss (4)	$478,400	40%	$191,360
Total	$1,949,800		$940,720

(1)     Pursuant to the terms of his employment agreement, Mr. Dentzer may be entitled to receive an annual bonus amount of up to 60% of his base salary based on the achievement of specific objectives established by the board and/or compensation committee.
(2)    Ms. Duvall joined our company on July 26, 2022 as senior vice president of strategy and began serving as our chief financial officer on August 5, 2022. Pursuant to the terms of her employment agreement, Ms. Duvall may be entitled to receive an annual bonus amount of up to 40% of her base salary based on the achievement of specific objectives established by the board and/or compensation committee.

(3)     Pursuant to the terms of his employment agreement, Dr. Martell may be entitled to receive an annual bonus amount of up to 50% of his pro-rated base salary based on the achievement of specific objectives established by the board and/or compensation committee.
(4)    Pursuant to the terms of his employment agreement, Mr. Steinkrauss was entitled to receive an annual bonus amount of up to 40% of his base salary based on the achievement of specific objectives established by the board and/or compensation committee. Mr. Steinkrauss served as our chief financial officer and chief administrative officer until August 4, 2022 and, as a result, was ineligible for a payout under the 2022 short-term cash incentive program.
On January 20, 2023, taking into consideration the company’s overall 2022 performance, the compensation committee approved the payment of short-term cash incentive awards at 75% of the target amounts for Mr. Dentzer, Ms. Duvall and Dr. Martell, as follows:

Name	Total 2022 Cash Incentive Amount Paid	Percentage of 2022 Base Salary
James E. Dentzer	$276,750	45.0%
Diantha Duvall (1)	$61,793	12.9%
Robert E. Martell, M.D., Ph.D. (2)	$141,750	37.5%

(1)     Ms. Duvall's incentive target payout was set at $143,520 and pro-rated for her portion of the year completed.
(2)     Dr. Martell’s incentive target payout was set at $189,000 and is pro-rated at 70% based upon a 70% time commitment to the company.

2023 Short-Term Cash Incentive Payments
Consistent with the company’s pay-for-performance practices, the compensation committee has established the following categories of corporate goals for 2023:

•Advancement of Emavusertib Program within 2023 target timeframes, including achievement of certain patient enrollment objectives; development of enrichment strategies and potential biomarker analysis; conducting certain manufacturing activities; progressing certain regulatory and quality objectives; development of target product profiles and continued leadership of IRAK4 symposium; and

•Financial and Human Capital execution, including extension of cash runway and sustaining employee engagement and culture.

Under the terms of our employment agreement with Mr. Dentzer, he may be entitled to receive an annual bonus amount of up to 60% of his base salary based on the achievement of specific objectives established by the board and/or compensation committee. Pursuant to his employment agreement, Dr. Martell may be entitled to receive an annual bonus amount of up to 50% of his pro-rated base salary based on the achievement of specific objectives established by the board and/or compensation committee. Pursuant to her employment agreement, Ms. Duvall may be entitled to receive an annual bonus amount of up to 40% of her base salary based on the achievement of specific objectives established by the board and/or compensation committee.
Long-Term Incentive Program
The compensation committee believes that long-term value creation is achieved through an ownership culture that encourages performance by our executive officers through grants of stock and stock-based awards. We have established our stock compensation plans to provide our employees, including our executive officers, with incentives that align employee interests with the interests of our stockholders. Our Fourth Amended and Restated 2010 Plan permits the issuance of stock options, restricted stock awards, and other stock-based awards to our employees, directors and consultants.
Stock Options

The compensation committee reviews and approves stock option grants to all of our executive officers. An initial stock option grant is made to our executive officers at the commencement of their employment, and then options are generally granted in annual supplements in conjunction with the review of the company’s overall performance for the prior fiscal year and the individual performance of our executive officers. Grants may also be made following a significant change in job responsibilities or to meet other special retention or performance objectives. The review and approval of stock option awards to executive officers is based upon an assessment of individual performance, a review of each executive officer’s existing long-term incentives and retention considerations. In appropriate circumstances, the compensation committee considers the recommendations of our president and chief executive officer (except with respect to his own compensation) and the chairman of our board of directors (to the extent the chairman of the board is not then also a member of the compensation committee) in determining the long-term compensation for our executive officers. Stock options are granted with an exercise price equal to the fair market value of our common stock on the date of grant and typically vest with respect to 25% of the shares underlying the award on the first anniversary of the grant date, and as to an additional 6.25% of the shares underlying the award at the end of each subsequent three-month period, subject to the optionholder continuing to provide services to us on the applicable vesting date.
Restricted Stock
The compensation committee may review and approve restricted stock grants to our executive officers from time to time. The review and approval of restricted stock awards to executive officers is based upon an assessment of individual performance, a review of each executive officer’s existing long-term incentives, variable compensation arrangements, and retention considerations. The size of the restricted stock award may be based upon the company’s performance, market data for the median of the broad-based published compensation survey group size grant at peer group and other comparable companies, and target portions of variable compensation determined by the compensation committee. Grants of restricted stock awards with a multi-year vesting period are made to provide a strong incentive for sustained operational and financial performance and align the interests of our executive officers with those of our stockholders. We did not make any restricted stock awards to our named executive officers in 2022 and had not made any such awards as of March 31, 2023.
2022 Stock Option Grants
Taking into consideration the results of the January 2022 peer group analysis, and our then current stock price, in January 2022, the compensation committee granted stock options to Mr. Dentzer, Dr. Martell and Mr. Steinkrauss as set forth in the table below to align the value of such executive officer’s grant at or about the 50th percentile of the 2022 peer group market data. In determining to make these grants, the compensation committee considered the company’s overall performance as well as the performance of each of our executive officers, the mix of cash compensation and short-term incentive compensation, the value of such stock option grants to align our executive officers’ interests with the interests of our stockholders, the compensatory value of such stock option grants, and the number of shares available for grant.
In July 2022, the compensation committee granted stock options to Ms. Duvall, who joined our company on July 26, 2022 as senior vice president of strategy and began serving as our chief financial officer on August 5, 2022.

Name	Number of Shares Underlying January 2022 Option Grants (1)	Number of Shares Underlying July 2022 Option Grants (2)
James E. Dentzer	825,000	—
Diantha Duvall	—	540,000
Robert E. Martell, M.D., Ph.D. (3)	252,000	—
William E. Steinkrauss (4)	360,000	—

(1)Such stock options were granted pursuant to our Fourth Amended and Restated 2010 Plan and have an exercise price per share equal to $3.09, the fair market value of our common stock on the last trading day before the date of grant, and became exercisable as to 25% of the shares underlying the award on January 29, 2023 and shall become exercisable as to an additional 6.25% of the shares underlying the award at the end of each subsequent three-month period, subject to the optionholder continuing to provide services to us on the applicable vesting date. The stock options will terminate no later than January 28, 2032.
(2)Such grant was made as an inducement material to Ms. Duvall’s acceptance of employment and was granted outside of our Fourth Amended and Restated 2010 Plan. The option has an exercise price per share equal to $1.12, the fair market value on the date of grant, has a 10 year term and shall become exercisable as to 25% of the shares underlying the award on the first anniversary of the grant date and as to an additional 6.25% of the shares underlying the award at the end of each subsequent three-month period thereafter, subject to Ms. Duvall’s continued service with us on the applicable vesting date.
(3)Such option grant to Dr. Martell reflects his 70% time commitment to the company.
(4)Mr. Steinkrauss served as our chief financial officer and chief administrative officer until August 4, 2022.

2023 Stock Option Grants
In January 2023, the compensation committee granted stock options to Mr. Dentzer, Ms. Duvall and Dr. Martell as set forth in the table below. In determining to make these grants, the compensation committee considered the company’s overall performance as well as the performance of each of our executive officers, the mix of cash compensation and short-term incentive compensation, the value of such stock option grants to align our executive officers’ interests with the interests of our stockholders, the compensatory value of such stock option grants, the number of shares available for grant, our then current stock price, and the results of the 2023 peer group analysis.

Name	Number of Shares Underlying January 2023 Option Grants (1)
James E. Dentzer	1,000,000
Diantha Duvall	500,000
Robert E. Martell, M.D., Ph.D. (2)	350,000

(1)Such stock options were granted pursuant to our Fourth Amended and Restated 2010 Plan and have an exercise price per share equal to $0.70, the fair market value of our common stock on the date of grant, and shall become exercisable as to 25% of the shares underlying the award on January 20, 2024 and exercisable as to an additional 6.25% of the shares underlying the award at the end of each subsequent three-month period, subject to the optionholder continuing to provide services to us on the applicable vesting date. The stock options will terminate no later than January 19, 2033.
(2)Such option grant to Dr. Martell reflects his 70% time commitment to the company.

Amended and Restated 2010 Employee Stock Purchase Plan
As with all employees of the company, our executive officers are eligible to participate in our Amended and Restated 2010 Employee Stock Purchase Plan, as amended, or the Amended and Restated 2010 ESPP. The Amended and Restated 2010 ESPP will be implemented by consecutive, overlapping 24-month offering periods, each consisting of four six-month purchase periods. Each offering period will begin on June 15 and December 15 of each year, or, if the national stock exchanges and the Nasdaq system are not open on such day, then on the first business day thereafter. The Amended and Restated 2010 ESPP permits employee participants to purchase up to $25,000 per calendar year of company stock through payroll deductions. The price of the stock is 85% of the lower of the fair market value of the stock on the first day of the offering period or the last day of the applicable purchase period.
Other Compensation – Employee Benefits
Our employees, including our executive officers, are entitled to various employee benefits such as medical and dental expense coverage, flexible spending accounts, various insurance programs, an employee assistance program, paid time off, and matching contributions in our 401(k) retirement plan.

Change in Control and Severance Payments
Each of our current named executive officers is party to an agreement that obligates us to make cash payments to such executive officer in the event we terminate the executive officer’s employment without cause, or the executive officer resigns for good reason (each as defined in the applicable agreement or offer letter). We believe that our severance program is aligned with other comparable biotechnology companies and provides our executive officers with income protection in the event of an unplanned separation from employment. In addition, we are also obligated to make cash payments to each of our named executive officers in the event of a change in control.
Our Fourth Amended and Restated 2010 Plan provides that, unless otherwise provided in the applicable award agreement, all plan participants, including our executive officers, are entitled to accelerated vesting of stock options and/or restricted stock awards upon certain events (including a change in control). In the event that a change in control occurs, 50% of the then-unvested options of each plan participant, including executive officers, would become immediately exercisable, and the restrictions underlying 50% of any restricted stock awards would lapse. This arrangement is a so-called “single trigger” change in control arrangement because it provides for equity acceleration benefits immediately upon a change in control. In the event any executive officer is terminated without cause or resigns for good reason (each as defined in the applicable plan), in each case, within one year after a change in control, then all remaining unvested stock options and restricted stock awards will become fully vested. This arrangement is a so-called “double trigger” change in control arrangement because it provides for equity acceleration benefits in the event of a change in control, the first trigger, followed by an employment termination under specified circumstances, the second trigger. Our Fourth Amended and Restated 2010 Plan generally defines a change in control as a merger by us with or into another company, or a sale of all or substantially all of our assets.
We provide for these change in control arrangements because we recognize that, as is the case with many publicly-held corporations, the possibility of a change in control of our company exists and such possibility, and the uncertainty and questions which it may raise among our executive officers, could result in the departure or distraction of executive officers to the detriment of our company and our stockholders. As a consequence, our compensation committee determined that it was necessary and appropriate to provide such change in control-related benefits to reinforce and encourage the continued employment and dedication of our executive officers without distraction or interference.
Our change in control and equity acceleration arrangements with our executive officers do not obligate us to make any additional payments to “gross-up” any compensation payable to such executive officers in order to offset income tax liabilities.
For a further description of the foregoing arrangements, see “Summary Compensation Table,” “Employment Agreements” and “Potential Payments Upon Termination or Change in Control.”
Stock Ownership Guidelines
Our compensation committee last considered the implementation of stock ownership guidelines for our executive officers and directors in January 2018. Willis Towers Watson analyzed the proxy filings of our peer group companies and determined that the implementation of stock ownership guidelines was a minority practice within our peer group. Taking into consideration the results of the 2018 evaluation, the compensation committee determined not to implement stock ownership guidelines for our executive officers and directors.
We have not adopted a specific hedging policy limiting the ability of our officers or directors, or any of their designees, to purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities. However, in accordance with our insider trading policy, no employee, officer or director may purchase company securities on margin, borrow against company securities held in a margin account, or pledge company securities as collateral for a loan (except pursuant to an exception granted by the company); engage in short sales of company securities; or purchase or sell puts, calls or other derivatives based on the company’s securities.
Tax and Accounting Considerations

We account for equity compensation paid to our employees under the rules of Financial Accounting Standards Board Accounting Standard Codification Topic 718, or FASB Codification Topic 718, which rules require us to estimate and record an expense over the service period of any such award. Also generally accepted accounting principles require us to record cash compensation as an expense as services are rendered.
Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid in any taxable year to each of certain of the company’s current and former executive officers. Historically, compensation paid to the Company’s chief financial officer and compensation that qualified under Section 162(m) as performance-based compensation was exempt from the deduction limitation. However, subject to certain transition rules, tax reform legislation signed into law on December 22, 2017 expanded the deduction limitation to apply to compensation in excess of $1 million paid in any taxable year to the company’s chief financial officer and eliminated the qualified performance-based compensation exception. As a result, for taxable years beginning after December 31, 2017, all compensation in excess of $1 million paid to each of the executives described above (other than certain grandfathered compensation or compensation paid pursuant to certain equity awards granted during the transition period following our initial public offering) will not be deductible by us.
Summary Compensation Table
The following table sets forth information regarding compensation paid to or earned by each of our named executive officers for the fiscal years ending December 31, 2022 and 2021.

Name and Principal Position	Year	Salary ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)	Total ($)
James E. Dentzer President and Chief Executive Officer	2022 2021	615,000 590,212	2,081,805 2,400,156	276,750 378,780	20,545(3) 21,039(4)	$2,994,100 3,390,187
Diantha Duvall Chief Financial Officer (5)	2022	209,760	504,252	61,793	10,304(6)	$786,109
Robert E. Martell, M.D., Ph.D. Head of Research and Development	2022 2021	378,000 370,508	635,897 916,423	141,750 198,186	17,400(7) 17,400(8)	$1,173,047 1,502,517
William E. Steinkrauss Former Chief Financial Officer and Chief Administrative Officer (9)	2022 2021	285,200 400,231	908,424 1,309,176	- 171,200	173,026(10) 18,838(11)	$1,366,650 1,899,445

(1)The amounts in this column reflect the aggregate grant date fair value of awards of stock options granted pursuant to our Fourth Amended and Restated 2010 Plan or outside of our Fourth Amended and Restated 2010 Plan as an inducement material to the commencement of employment during the relevant fiscal year, computed in accordance with FASB Codification Topic 718 and other relevant guidance. Assumptions used in the calculation of these amounts are included in footnote 12 to our audited financial statements for the fiscal year ended December 31, 2022 included in our Annual Report on Form 10-K filed with the SEC on March 13, 2023.
(2)The amounts in this column reflect amounts paid to each of our named executive officers under the short-term cash incentive payments described in “Compensation Discussion and Analysis” above.
(3)Of this amount, $3,145 represents fees paid for personal estate planning and tax preparation, including an associated gross-up payment for applicable taxes and $17,400 represents a 401(k) matching contribution made by us.
(4)Of this amount, $3,639 represents fees paid for personal estate planning and tax preparation, including an associated gross-up payment for applicable taxes and $17,400 represents a 401(k) matching contribution made by us.

(5)Ms. Duvall joined our company on July 26, 2022 as senior vice president of strategy and began serving as our chief financial officer on August 5, 2022.
(6)Consists entirely of 401(k) matching contributions made by us.
(7)Consists entirely of 401(k) matching contributions made by us.
(8)Consists entirely of 401(k) matching contributions made by us.
(9)In January 2022, Mr. Steinkrauss was promoted to chief administrative officer in addition to serving as chief financial officer. Mr. Steinkrauss served as our chief financial officer and chief administrative officer until August 4, 2022.
(10)Of this amount, $136,800 represents consulting fees earned by Mr. Steinkrauss pursuant to his consulting agreement effective as of August 5, 2022, $16,419 represents accrued vacation paid upon Mr. Steinkrauss’s separation from the company, $2,695 represents fees paid for personal estate planning and tax preparation, including an associated gross-up payment for applicable taxes, and $17,112 represents a 401(k) matching contribution made by us.
(11)Of this amount, $1,438 represents fees paid for personal estate planning and tax preparation, including an associated gross-up payment for applicable taxes and $17,400 represents a 401(k) matching contribution made by us.

Grants of Plan-Based Awards
The following table sets forth information regarding awards under our Fourth Amended and Restated 2010 Plan, to our named executive officers during the fiscal year ended December 31, 2022 and in the case of Ms. Duvall, an inducement stock option award made pursuant to Nasdaq Stock Market Rule 5635(c)(4).

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards($)(3)
James E. Dentzer	01/29/2022	825,000	$3.09	2,081,805

Diantha Duvall (4)	07/26/2022	540,000	1.12	504,252

Robert E. Martell	01/29/2022	252,000	3.09	635,897

William E. Steinkrauss (5)	01/29/2022	360,000	3.09	908,424

(1)The stock options granted to Mr. Dentzer, Dr. Martell and Mr. Steinkrauss were granted pursuant to our Fourth Amended and Restated 2010 Plan. The stock option granted to Ms. Duvall was granted pursuant to the inducement grant exception under Nasdaq Stock Market Rule 5635(c)(4) as an inducement equity award outside of our Fourth Amended and Restated 2010 Plan. Such stock options have an exercise price per share equal to the fair market value of our common stock on the date of grant, and become exercisable as to 25% of the shares underlying the award on the first anniversary of the grant date and as to an additional 6.25% of the shares underlying the award at the end of each subsequent three-month period, subject to the optionholder continuing to provide services to us on the applicable vesting date. Such stock options will expire 10 years from date of grant and in the event of a change in control, 50% of the then unvested options held by each executive officer would become immediately exercisable. In the event an executive officer terminates his or her employment for good reason or we terminate the executive officer without cause, in each case, within one year after a change in control, then all such options held by the executive officer would become fully vested and exercisable upon such termination.
(2)These amounts are equal to the closing price per share of our common stock on the Nasdaq Global Market on the last trading day before the date of grant for the grants to Mr. Dentzer, Dr. Martell, and Mr. Steinkrauss and on the date of grant for the grant to Ms. Duvall.
(3)The amounts shown in this column represent the total grant date fair value of each stock and option award as computed in accordance with FASB Codification Topic 718 and other relevant guidance. Assumptions used in the calculation of these amounts are included in footnote 12 to our audited financial statements for fiscal year ended December 31, 2022 included in our Annual Report on Form 10-K filed with the SEC on March 13, 2023.
(4)Ms. Duvall joined our company on July 26, 2022 as senior vice president of strategy and began serving as our chief financial officer on August 5, 2022.
(5)Mr. Steinkrauss served as our chief financial officer and chief administrative officer until August 4, 2022 and his January 2022 grant was forfeited.

We have entered into employment agreements with our current named executive officers, as described below under “Employment Agreements” and “Indemnification of Executive Officers.”
Salary and payments pursuant to our short-term incentive plans accounted for approximately 34% of total compensation of our named executive officers for 2022, 31% of total compensation of our named executive officers for 2021, and 63% of total compensation of our named executive officers for 2020.

Outstanding Equity Awards at Fiscal Year-End
The following table summarizes the outstanding equity awards held by our named executive officers as of December 31, 2022.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) (1) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
James E. Dentzer	—	825,000	—	$3.09	1/28/2032
	144,375	185,625	—	$9.14	1/27/2031
	515,625	234,375	—	$1.26	3/1/2030
	1,046,129	69,742	—	$1.16	1/20/2029
	750,000	—	—	$1.62	9/25/2028
	165,000	—	—	$3.45	1/21/2028
	129,999(2)	—	—	$13.15	2/13/2027
	340,000(3)	—	—	$7.55	3/29/2026

Diantha Duvall (4)	—	540,000	—	$1.12	7/25/2032

Robert E. Martell, M.D., Ph.D. (5)	—	252,000	—	$3.09	1/28/2032
	55,125	70,875	—	$9.14	1/27/2031
	264,687	120,313	—	$1.26	3/1/2030
	362,808	24,188	—	$1.16	1/20/2029
	303,000	—	—	$2.49	5/31/2028
	24,000	—	—	$11.55	2/27/2027
	10,000	—	—	$8.80	1/19/2026
	5,000	—	—	$9.70	1/26/2025
	5,000	—	—	$14.70	1/27/2024
	5,000	—	—	$16.60	1/17/2023

William E. Steinkrauss (6)	78,750	—	—	$9.14	3/11/2023
	264,687	—	—	$1.26	3/11/2023
	101,562	—	—	$1.96	3/11/2023
	107,812	—	—	$1.16	3/11/2023
	15,400	—	—	$3.45	3/11/2023
	11,220	—	—	$12.05	3/11/2023
	16,000(7)	—	—	$9.60	3/11/2023

(1)    Except as noted in footnote 3, footnote 4, and footnote 7 below, the stock options were granted pursuant to our Amended and Restated 2010 Stock Incentive Plan, or our Amended and Restated 2010 Plan, our Second Amended and Restated 2010 Plan, our Third Amended and Restated 2010 Plan, or our Fourth Amended and Restated 2010 Stock Incentive Plan, as applicable. Each stock option vests and becomes exercisable as to 25% of the shares underlying the award on the first anniversary of the date of grant and as to an additional 6.25% of the shares underlying the award at the end of each subsequent three-month period, subject to the optionholder continuing to provide services to us on the applicable vesting date. Such stock options will expire 10 years from date of grant and in the event of a change in control, 50% of the then unvested options held by each executive officer would become immediately exercisable. In the event an executive officer terminates his employment for good reason or we terminate the executive officer without cause, in each case, within one year after a change in control, then all options held by the executive officer would become fully vested upon such termination. In addition, options granted pursuant to our Second Amended and Restated 2010 Plan, our Third Amended and Restated 2010 Plan, and our Fourth Amended and Restated 2010 Plan will automatically become fully vested upon a termination of employment due to the optionholder’s death or disability.
(2)    Such stock options were granted pursuant to our Second Amended and Restated 2010 Plan and became exercisable as to 25% of the shares underlying the award on January 1, 2018 and vest as to an additional 6.25% of the shares underlying the award at the end of each subsequent three-month period, subject to the optionholder continuing to provide services to us on the applicable vesting date.
(3)    The stock option granted to Mr. Dentzer was granted pursuant to the inducement grant exception under Nasdaq Stock Market Rule 5635(c)(4) as an inducement equity award outside of our stock incentive plans, and such grant was made as an inducement material to Mr. Dentzer's acceptance of employment. Such stock option vests and becomes exercisable as to 25% of the shares underlying the award on the first anniversary of the date of grant and as to an additional 6.25% of the shares underlying the award at the end of each subsequent three-month period, subject to continued service by Mr. Dentzer. Such stock option will expire 10 years from date of grant.
(4)    The stock option granted to Ms. Duvall was granted pursuant to the inducement grant exception under Nasdaq Stock Market Rule 5635(c)(4) as an inducement equity award outside of our Amended and Restated 2010 Plan, and such grant was made as an inducement material to Ms. Duvall's acceptance of employment. Such stock option vests and becomes exercisable as to 25% of the shares underlying the award on the first anniversary of the date of grant and as to an additional 6.25% of the shares underlying the award at the end of each subsequent three-month period, subject to continued service by Ms. Duvall. Such stock option will expire 10 years from date of grant.
(5)    Dr. Martell served on our board of directors from September 2011 until he resigned on May 31, 2018. He began serving as our head of research and development on June 1, 2018. The outstanding equity awards summarized in this table reflect both options granted to Dr. Martell as a director and options granted to Dr. Martell as a named executive officer.
(6)     Mr. Steinkrauss served as our chief financial officer and chief administrative officer until August 4, 2022, and provided consulting services until December 2022 pursuant to our consulting agreement with him effective as of August 5, 2022. Pursuant to the terms of our stock option agreements, Mr. Steinkrauss was eligible to continue vesting in his stock options during the period of his consulting services with the company and such vested and unexercised stock options expired three months from the end of his service with the company.
(7)     The stock option granted to Mr. Steinkrauss was granted pursuant to the inducement grant exception under Nasdaq Stock Market Rule 5635(c)(4) as an inducement equity award outside of our Amended and Restated 2010 Plan, and such grant was made as an inducement material to Mr. Steinkrauss’s acceptance of employment. Such stock option vests and becomes exercisable as to 25% of the shares underlying the award on the first anniversary of the date of grant and as to an additional 6.25% of the shares underlying the award at the end of each subsequent three-month period, subject to continued service by Mr. Steinkrauss. Such stock option will expire 10 years from date of grant.

Option Exercises and Stock Vested

The following table summarizes, for each of our named executive officers, each exercise of stock options and vesting of restricted stock during 2022.

Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Name
James E. Dentzer	10,313	33,720
Diantha Duvall	—
Robert E. Martell, M.D., Ph.D.	—
William E. Steinkrauss	—

Employment Agreements

We are party to the following employment arrangements with our named executive officers, except for the below-described employment agreement with William E. Steinkrauss, which terminated upon his resignation in August 2022.
James E. Dentzer. On September 24, 2018, we entered into a second amended employment agreement with Mr. Dentzer under which he has served as president, chief executive officer, treasurer and secretary (the last two positions he held until March 2019), which agreement further amended his March 29, 2016 employment agreement, as amended on March 7, 2017 and March 21, 2018. Mr. Dentzer’s then current base salary, which is subject to annual review by the board and/or compensation committee, was set at $495,000 per annum. Mr. Dentzer’s agreement also provides for four weeks paid vacation and for reimbursement of specified expenses related to his estate planning and tax preparation up to an annual maximum of $10,000, for which an associated gross-up payment for applicable taxes is also provided. Mr. Dentzer is entitled to participate in our medical and other benefits programs, and may be entitled to receive an annual bonus of up to 60% of his base salary based on the achievement of specific objectives established by the board and/or compensation committee. Mr. Dentzer is also entitled to receive severance benefits under the agreement in the event of his termination by us without cause (after 30 days’ notice) or by him for good reason (each as defined in the agreement) comprising (i) twelve months’ pay at his then-current base salary, (ii) a portion of the same year’s target bonus, pro-rated to reflect the portion of the year elapsed, and (iii) COBRA premium benefits for up to twelve months. In the event of his termination by us or the surviving entity without cause (after 30 days’ notice) or by him for good reason, in each case, within 12 months following a change in control (as defined in the agreement), Mr. Dentzer will receive (i) an amount equal to twice the sum of (x) his then-current base salary and (y) his target bonus for the year of termination, and (ii) a portion of the same year’s target bonus, pro-rated to reflect the portion of the year elapsed, and (iii) COBRA premium benefits for up to 24 months. The second amended employment agreement also provides for a limitation on payments under the agreement if limiting the payments would leave Mr. Dentzer in a better net position than bearing the tax penalties under Section 280G of the Code. For a description and quantification of such severance and change in control benefits, see “Potential Payments Upon Termination or Change In Control.” In addition, the agreement provides for certain indemnification provisions. For a description of such indemnification provisions, see “Indemnification of Executive Officers.”
Diantha Duvall. On August 4, 2022, we entered into an employment agreement with Ms. Duvall under which she began serving as our chief financial officer on August 5, 2022. Ms. Duvall’s then-current base salary, which is subject to annual review by the board and/or the compensation committee, was set at $478,400 per annum. Ms. Duvall’s agreement also provides for three weeks paid vacation per year and for reimbursement of specified expenses related to her estate planning and tax preparation up to an annual maximum of $7,500 for which an associated gross-up payment for applicable taxes is also provided. Ms. Duvall is entitled to participate in our medical and other benefits program, and may be entitled to receive an annual bonus based on the achievement of specific objectives established by the board and/or compensation committee at a target bonus rate of 40% of her annual base salary, to be paid in the form of cash or capital stock. Ms. Duvall is also entitled to receive severance benefits under the agreement in the event of her termination by termination by us without cause (after 30 days’ notice) or by her for good reason (as defined in the agreement) comprising (i) nine months’ pay at her then-current base salary, (ii) a portion of the same year’s target bonus, pro-rated to reflect the portion of the year elapsed, and (iii) COBRA premium benefits for up to nine months. In the event of her termination by us or the surviving entity without cause (after 30 days’ notice) or by her for good reason, in each case, within 12 months following a change in control (as defined in the agreement), Ms. Duvall will be entitled to receive (i) an amount equal to the sum of (x) her base salary and (y) her full target bonus for the year of termination, (ii) a portion of the same year’s target bonus, pro-rated to reflect the portion of the year elapsed, and (iii) COBRA premium benefits for up to 12 months. The employment agreement also provides for a limitation on payments under the agreement if limiting the payments would leave Ms. Duvall in a better net position than bearing the tax penalties under Section 280G of the Code. For a description and quantification of such severance and change in control benefits, see “Potential Payments Upon Termination or Change in Control.” In addition, the agreement provides for certain indemnification provisions. For a description of such indemnification provisions, see “Indemnification of Executive Officers.”
Robert E. Martell, M.D, Ph.D. On June 1, 2018, we entered into an amended employment agreement with Dr. Martell under which he serves as our head of research and development. Dr. Martell’s then current base salary, which is subject to annual review by the board and/or compensation committee, was set at $332,500 per annum (which reflects an annualized base salary of $475,000 pro-rated for a 70% time commitment to the company). Dr. Martell’s agreement also provides for four weeks paid vacation. Dr. Martell is entitled to participate in our medical and other benefits programs, and may be entitled to receive an annual bonus of up to 50% of his pro-rated base salary based on the achievement of specific objectives established by the board and/or compensation committee. Dr. Martell is also entitled to receive severance benefits under the agreement in the event of his termination by us without cause (after 30 days’ notice) or by him for good reason (each as defined in the agreement) comprising (i) nine months’ pay at his then-current base salary (as then pro-rated for any partial time commitment to the company), (ii) a portion of the same year’s target bonus, pro-rated to reflect the portion of the year elapsed, and (iii) COBRA premium benefits for up to nine months. In the event of his termination by us or the surviving entity without cause (after 30 days’ notice) or by him for good reason, in each case, within 12 months following a change in control (as defined in the agreement), Dr. Martell will receive (i) an amount equal to the sum of (x) his then-current base salary (as then pro-rated for any partial time commitment to the company) and (y) his target bonus for the year of termination, (ii) a portion of the same year’s target bonus, pro-rated to reflect the portion of the year elapsed and (iii) COBRA premium benefits for up to 12 months. The employment agreement also provides for a limitation on payments under the agreement if limiting the payments would leave Dr. Martell in a better net position than bearing the tax penalties under Section 280G of the Code. For a description and quantification of such severance and change in control benefits, see “Potential Payments Upon Termination or Change in Control.” In addition, the agreement provides for certain indemnification provisions. For a description of such indemnification provisions, see “Indemnification of Executive Officers.”
William E. Steinkrauss. On September 11, 2019, we entered into an employment agreement with Mr. Steinkrauss under which he served as our chief financial officer. In January 2022, Mr. Steinkrauss was promoted to chief administrative officer in addition to serving as chief financial officer. In addition to his base salary, which was subject to annual review by the board and/or compensation committee, Mr. Steinkrauss was entitled to participate in our medical and other benefit programs and was entitled to receive an annual bonus based on the achievement of specific objectives established by the board, subject to the discretion of the board. Mr. Steinkrauss was also entitled to receive severance benefits under the agreement in the event of his termination without cause or for good reason (as defined in the agreement) and he was also entitled to receive certain payments if he was terminated within one year after a change in control. Mr. Steinkrauss’s employment agreement also provided for reimbursement of specified expenses related to his estate planning and tax preparation up to an annual maximum of $7,500, for which an associated gross-up payment for applicable taxes was also provided, and for a limitation on payments under the agreement if limiting the payments would leave Mr. Steinkrauss in a better net position than bearing the tax penalties under Section 280G of the Code.
Mr. Steinkrauss ceased to serve as an officer of the company on August 5, 2022, and did not receive any severance benefits in connection with his separation. We entered into a consulting agreement with Mr. Steinkrauss on August 5, 2022 pursuant to which Mr. Steinkrauss received $136,800 in consulting fees. Pursuant to the terms of our stock option agreements, Mr. Steinkrauss was eligible to continue vesting in his stock options during the period of his consulting services with the company and such vested and unexercised stock options expired three months from the end of his service with the company.

Indemnification of Executive Officers
Our Restated Certificate of Incorporation provides indemnification of our executive officers for any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action or claim by or in the right of the company) by reason of the fact that such person serves as an executive officer, to the maximum extent permitted by the General Corporation Law of Delaware. The Restated Certificate of Incorporation further provides that executive officers may be entitled to additional indemnification, under any agreement or vote of the directors.
Each of our executive officer employment agreements also provides that we will indemnify each such executive officer for claims arising in his or her capacity as our executive officer, provided that he or she acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, our best interests. With respect to any criminal proceeding, the executive officer must have had no reasonable cause to believe that the conduct was unlawful. If the claim is brought by us or on our behalf, we will not be obligated to indemnify the executive officer if the executive officer is found liable to us, unless the court determines that, despite the adjudication of liability, in view of all the circumstances of the case the executive officer is fairly and reasonably entitled to be indemnified. In the event that we do not assume the defense of a claim against the executive officer, we are required to advance his or her expenses in connection with his or her defense, provided that he or she undertakes to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by us. We will require that any successor to our business assumes and agrees to perform our obligations under the indemnification provisions, which remain in effect until the later of (i) six years after the executive officer has ceased to be an employee or officer of the company or (ii) the date any legal proceedings begun during that period have concluded.

In connection with our indemnification obligations, we have and intend to maintain director and officer liability insurance, if available.
Potential Payments Upon Termination or Change in Control
Each of the above-described employment agreements with our current executive officers provides that in the event we terminate the executive officer’s employment without cause or if the executive officer resigns for good reason (each as defined in the agreements), the executive officer will receive: (1) continuation of his or her then base salary or a portion thereof for the periods and amounts described in the table below, (2) a payment equal in amount to his or her target bonus payment pro-rated for the portion of the year elapsed, and (3) payment of a portion of the executive officer’s COBRA premiums, which is calculated as the difference between the COBRA premium and the amount paid by the employee for medical/dental insurance, for the periods and amounts described in the table below. If the executive officer is terminated without cause or resigns for good reason, in each case, within 12 months after a change in control of the company, the executive officer will receive:
•in the case of Mr. Dentzer, (1) an amount equal to twice the sum of (x) his base salary and (y) his target bonus for the year of termination, for the periods and amounts described in the table below, (2) a portion of the same year’s target bonus, and (3) payment of a portion of Mr. Dentzer’s COBRA premiums, for the periods and amounts described in the table below,
•in the case of Ms. Duvall, (1) an amount equal to the sum of (x) her base salary and (y) her target bonus for the year of termination, for the periods and amounts described in the table below, (2) a portion of the same year’s target bonus, and (3) payment of a portion of her COBRA premiums, for the periods and amounts described in the table below.
•in the case of Dr. Martell, (1) an amount equal to the sum of (x) his base salary and (y) his target bonus for the year of termination, for the periods and amounts described in the table below, (2) a portion of the same year’s target bonus, and (3) payment of a portion of his COBRA premiums, for the periods and amounts described in the table below, and
Each of the above-described employment agreements also provides for a limitation on payments under the agreement if limiting the payments would leave the executive in a better net position than bearing the tax penalties under Section 280G of the Code. In order for our executive officers to receive these severance payments, the executive officer must execute a general release of all claims against the company, its employees, officers, directors and agents in a form acceptable to us.
Pursuant to the terms of our Amended and Restated 2010 Plan, as amended, our Second Amended and Restated 2010 Plan, our Third Amended and Restated 2010 Plan, as amended, and our Fourth Amended and Restated 2010 Plan, unless otherwise provided in the applicable award agreement, at the time of a change in control, 50% of the then-unvested options to purchase our common stock held by each plan participant, including executive officers, would become immediately exercisable and the forfeiture restriction on all outstanding restricted stock awards would lapse with respect to 50% of the number of shares that otherwise would have first become free from such forfeiture restrictions after the date of the change in control. In addition, in the event an executive officer terminates his or her employment for good reason (as defined in the applicable plan) or we terminate the executive officer without cause (as defined in the applicable plan), in each case, within 12 months after such change in control, then all remaining unvested options and restricted stock held by the executive officer would become fully vested and/or free of all forfeiture restrictions, as applicable. Pursuant to the terms of Ms. Duvall’s Inducement Stock Option Agreement, in the event of a change in control, 50% of the then unvested options held by Ms. Duvall would become immediately exercisable, and in the event Ms. Duvall terminates her employment for good reason or we terminate Ms. Duvall without cause, in each case, within 12 months after a change in control, then all options held by Ms. Duvall would become fully vested upon such termination.
Severance Benefits Table
The table below sets forth the estimated benefits provided to each of our current named executive officers, upon a termination event described above, assuming such termination event occurred on December 31, 2022, the last day of our most recently completed fiscal year.

Severance Benefits Table

		Triggering Event
		Severance Upon Termination Without Cause or Resignation for Good Reason (Without Change-in-Control)	Change in Control (Without Termination of Employment)	Resignation For Good Reason or Termination Without Cause Upon or Within 12 Months Following a Change-in-Control
Name	Benefit	($)	($)	($)
James Dentzer	Severance Payments	615,000 (1)	-	1,968,000(2)
President and	Bonus Payment(3)	369,000	-	369,000
Chief Executive Officer	Continuation of Benefits	32,978(4)	-	65,956(5)
	Market Value of Stock Vesting(6)	-	-	-
	Total	1,016,978	-	2,402,956
Diantha Duvall	Severance Payments	358,800 (7)	-	560,791(8)
Chief Financial Officer	Bonus Payment(3)	82,391	-	82,391
	Continuation of Benefits	24,734 (9)	-	32,978(10)
	Market Value of Stock Vesting(6)	-	-	-
	Total	465,925	-	676,160
Robert E. Martell	Severance Payments	283,500 (11)	-	567,000 (12)
Head of Research and Development	Bonus Payment(3)	189,000	-	189,000
	Continuation of Benefits	8,285(13)	-	11,046(14)
	Market Value of Stock Vesting(6)	-	-	-
	Total	480,785	-	767,046

(1)Represents 12 months of salary based on Mr. Dentzer’s salary in effect for the 2022 fiscal year. Such amount would be paid ratably over a period of 12 months in accordance with the company’s then current payroll policies and practices.
(2)Represents an amount equal to twice the sum of (x) Mr. Dentzer’s salary in effect and (y) his target bonus for the 2022 fiscal year. Such amount would be paid ratably over a period of 24 months in accordance with the company’s then current payroll policies and practices.
(3)Represents a lump sum payment equal to each named executive officer’s target annual cash incentive bonus pro-rated for the portion of the year completed.
(4)Represents a payment of a portion of Mr. Dentzer’s COBRA premiums for up to 12 months.
(5)Represents a payment of a portion of Mr. Dentzer’s COBRA premiums for up to 24 months.
(6)Represents the value of that portion of each named executive officer's in-the-money stock options that would accelerate upon a change in control, assuming such change in control occurred on December 31, 2022, after deducting the exercise price of such stock options and based upon the closing price of $0.55 of our common stock on the Nasdaq Global Market on December 30, 2022, the last trading day for the fiscal year ending 2022. Each named executive officer’s stock options have an exercise price which is greater than the closing price of our common stock on December 30, 2022. As noted above, pursuant to the terms of our stock incentive plans, and our Inducement Stock Option Agreement with Ms. Duvall, unless otherwise provided in the applicable award agreement, at the time of a change in control, 50% of the then-unvested options become immediately exercisable.  In addition, in the event an executive officer terminates his or her employment for good reason (as defined in the applicable plan) or we terminate the executive officer without cause (as defined in the applicable plan), in each case, within one year after such change in control, then all remaining unvested options held by the executive officer would become fully vested and/or free of all forfeiture restrictions, as applicable.
(7)Represents 9 months of salary based on Ms. Duvall’s salary in effect for the 2022 fiscal year. Such amount would be paid ratably over a period of 9 months in accordance with the company’s then current payroll policies and practices.

(8)Represents an amount equal to one times the sum of (x) Ms. Duvall’s salary in effect and (y) her target bonus for the 2022 fiscal year. Such amount would be paid ratably over a period of 12 months in accordance with the company’s then current payroll policies and practices.
(9)Represents a payment of a portion of Ms. Duvall’s COBRA premiums for up to 9 months.
(10)Represents a payment of a portion of Ms. Duvall’s COBRA premiums for up to 12 months.
(11)Represents 9 months of salary based on Dr. Martell’s salary in effect for the 2022 fiscal year. Such amount would be paid ratably over a period of 9 months in accordance with the company’s then current payroll policies and practices.
(12)Represents an amount equal to one times the sum of (x) Dr. Martell’s salary in effect and (y) his target bonus for the 2022 fiscal year. Such amount would be paid ratably over a period of 12 months in accordance with the company’s then current payroll policies and practices.
(13)Represents a payment of a portion of Dr. Martell’s COBRA premiums for up to 9 months.
(14)Represents a payment of a portion of Dr. Martell’s COBRA premiums for up to 12 months.

Pay Versus Performance

The following tables and related disclosures provide information about (i) the “total compensation” of our chief executive officer, who is our principal executive officer (“PEO”), and our other named executive officers (the “Other NEOs”) as presented in the Summary Compensation Table on page 33 (the “SCT Amounts”), (ii) the “compensation actually paid” to our PEO and our Other NEOs, as calculated pursuant to the SEC’s pay-versus-performance rules (the “CAP Amounts”), (iii) certain financial performance measures, and (iv) the relationship of the CAP Amounts to those financial performance measures.
This disclosure has been prepared in accordance with Item 402(v) of Regulation S-K under the Exchange Act and does not necessarily reflect value actually realized by the executives or how our compensation committee evaluates compensation decisions in light of company or individual performance. For a discussion of how the compensation committee seeks to align pay with performance when making compensation decisions, please review Compensation Discussion and Analysis beginning on page 22.

Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(2)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers ($)(1)	Average Compensation Actually Paid to Non-PEO Named Executive Officers ($)(1)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return (3)	Net Income ($)
(a)	(b)	(c)	(d)	(e)	(f)	(h)
2022	2,994,100	(2,263,686)	1,108,602	(115,985)	(93)%	(55,994)
2021	3,390,187	348,483	1,700,980	651,489	(42)%	(45,436)

(1)James E. Dentzer, our chief executive officer, was PEO for all years in the table. The Other NEOs were William E. Steinkrauss, our chief financial officer until August 4, 2022, Diantha Duvall, who commenced serving as our chief financial officer on August 5, 2022, and Robert E. Martell, our head of research and development.
(2)The following table summarizes the adjustments made in accordance with Item 402(v) of Regulation S-K in order to calculate the CAP Amounts from the SCT Amounts. The SCT Amounts and the CAP Amounts do not reflect the actual amount of compensation earned by or paid to our executives during the applicable years, but rather are amounts determined in accordance with Item 402 of Regulation S-K under the Exchange Act.

Adjustments*	2022		2021
	PEO ($)	Other NEOs** ($)	PEO ($)	Other NEOs** ($)
SCT Amounts	2,994,100	1,108,602	3,390,187	1,700,980
(Subtraction): Aggregate value for stock awards and option awards included in SCT Amounts for the covered fiscal year	(2,081,805)	(682,858)	(2,400,156)	(1,112,800)
Addition: Fair value at year end of awards granted during the covered fiscal year that were outstanding and unvested at the covered fiscal year end	375,210	120,067	1,262,526	585,353
Addition (Subtraction): Year-over-year change in fair value at covered fiscal year end of awards granted in any prior fiscal year that were outstanding and unvested at the covered fiscal year end	(1,650,939)	(242,014)	(2,568,933)	(942,192)
Addition: Vesting date fair value of awards granted and vested during the covered fiscal year	-	-	-	-
Addition (Subtraction): Change as of the vesting date (from the end of the prior fiscal year) in fair value of awards granted in any prior fiscal year for which vesting conditions were satisfied during the covered fiscal year	(1,900,252)	(419,782)	664,859	420,148
(Subtraction): Fair value at end of prior fiscal year of awards granted in any prior fiscal year that failed to meet the applicable vesting conditions during the covered fiscal year	-	-	-	-
Addition: Dividends or other earnings paid on stock or option awards in the covered fiscal year prior to vesting if not otherwise included in the total compensation for the covered fiscal year	-	-	-	-
CAP Amounts (as calculated)	(2,263,686)	(115,985)	348,483	651,489

* Valuation assumptions used to calculate fair values did not materially differ from those used to calculate fair values at the time of grant as reflected in the SCT Amounts.
** Amounts presented are averages for the entire group of Other NEOs in each respective year.
We are a small biotechnology company and have yet to generate any significant revenues or become profitable. In addition, our stock price often fluctuates and our stock price volatility is subject to financial, economic and market conditions that may be outside of our control. We have not established any financial performance measures to link executive compensation actually paid to our PEO and Other NEOs to company performance. The compensation committee utilizes a pay-for-performance philosophy in determining the compensation of our PEO and Other NEOs.
The compensation that we pay to our PEO and Other NEOs reflects our primary compensation objectives of attracting and retaining key executive officers critical to our long-term success, recognizing and rewarding overall company performance and each executive officer’s individual performance and level of responsibility and continuing to align our executive officers’ incentives with stockholders’ interests. Cash compensation, including annual cash bonus incentives, is a basic element of our executive officers’ total compensation. In addition, a significant portion of our executive officers’ realizable compensation is tied to the performance of our company and our stock price. We believe stock-based compensation aligns our executive officers’ interest and our stockholders’ interest in incentivizing our executive officers to achieve performance objectives and to create long-term stockholder value. If our executive officers are unable to create long-term stockholder value and the price of our stock declines, then the realizable value of such executive officer’s long-term stock-based compensation also declines. Consistent with its pay-for-performance philosophy, the compensation committee may elect to decrease any executive officer’s compensation, or take other corrective or remedial steps, for non-performance.
The following charts are a comparison of executive compensation actually paid to our PEO and the average executive compensation actually paid to the Other NEOs as compared to our (1) cumulative total shareholder return, or TSR, and (2) net income.

Director Compensation
The following table sets forth a summary of the compensation earned by or paid to our non-employee directors in 2022:

Name	Fees Earned or Paid In Cash ($)	Option Awards ($) (1) (2)	All Other Compensation ($)	Total ($)
Anne E. Borgman, M.D. (3)	10,870	15,363	48,363(4)	74,596
Martyn D. Greenacre	105,000	221,451	—	326,451
John A. Hohneker, M.D.	58,370	221,451	—	279,821
Kenneth I. Kaitin, Ph.D.	72,500	221,451	—	293,951
Lori A. Kunkel, M.D. (5)	45,625	221,451	—	267,076
Marc Rubin, M.D.	75,870	221,451	—	297,321

(1)        The amounts in this column reflect the grant date fair value of awards made to such individual in accordance with FASB Codification Topic 718 and other relevant guidance, excluding forfeitures, for awards in 2022 pursuant to our Fourth Amended and Restated 2010 Plan. Assumptions used in the calculation of these amounts are included in footnote 12 to our audited financial statements for the fiscal year ended December 31, 2022 included in our Annual Report on Form 10-K filed with the SEC on March 13, 2023.
(2)        At December 31, 2022, each of our then-serving non-employee directors held options to purchase shares of our common stock as follows:

Director	Aggregate Number of Stock Options
Anne E. Borgman	25,000
Martyn D. Greenacre	527,000
John A. Hohneker, M.D.	110,000
Kenneth I. Kaitin, Ph.D.	527,000
Marc Rubin, M.D.	527,000

(3)    Dr. Borgman was elected to our board of directors on October 12, 2022 and received a one-time non-qualified stock option grant of 25,000 shares of common stock at an exercise price of $0.73. Such stock options will vest over a period of four years with 25% of the shares underlying the stock option vesting on October 12, 2023, and an additional 6.25% of the shares vesting at the end of each successive three-month period thereafter until the options are fully vested on October 12, 2026, subject to Dr. Borgman’s continued service on the Company's Board.
(4)    Prior to Dr. Borgman’s election as a director, we were party to a consulting agreement dated February 7, 2022 with AEB Hematology-Oncology Consulting, a sole proprietorship owned by Dr. Borgman, under which she provided consulting services to us in the area of clinical development. We and Dr. Borgman terminated the consulting agreement prior to her election to our board of directors. This amount represents payments made by us to Dr. Borgman pursuant to the consulting agreement.
(5)    Dr. Kunkel resigned from our board of directors effective as of September 30, 2022, and the exercise period of her then vested options was extended for a period of twelve months.

In January 2022, our board of directors approved the following director cash compensation policy, consistent with past policies:

Non-employee directors other than Mr. Greenacre receive an annual retainer of $45,000. In recognition of the additional duties and responsibilities of the Chairman, Mr. Greenacre receives an annual retainer of $80,000. In addition, members of each of the following standing committees of the board are also paid the following additional annual retainers:
•$10,000 – Audit Committee;
•$7,500 – Compensation Committee;
•$7,500 – Clinical Program Committee; and
•$5,000 – Nominating and Corporate Governance Committee.

The chair of each of the following standing committees of the board is also paid, in addition to his or her retainer as a member of such committee, an additional annual retainer as follows:
•$10,000 – Audit Committee;
•$7,500 – Compensation Committee;
•$7,500 – Clinical Program Committee; and
•$5,000 – Nominating and Corporate Governance Committee.

In January 2023, our board of directors approved the following director cash compensation policy, consistent with past policies:
Each of our non-employee directors receives an annual retainer of $45,000, and the chair of the board receives an additional annual retainer of $35,000. In addition, members of each of the following standing committees of the board are also paid the following additional annual retainers:
•$10,000 – Audit Committee;
•$7,500 – Compensation Committee; and
•$5,000 – Nominating and Corporate Governance Committee.

The chair of each of the following standing committees of the board is also paid, in addition to his or her retainer as a member of such committee, an additional annual retainer as follows:
•$10,000 – Audit Committee;
•$7,500 – Compensation Committee; and
•$5,000 – Nominating and Corporate Governance Committee.

In January 2023, based on Willis Towers Watson’s review of director equity compensation and consistent with prior year grants, each of our non-employee directors received a stock option award of 85,000 shares of common stock. Such stock option awards vest and become exercisable as to 100% of the underlying shares on January 23, 2024, the first anniversary of the date of grant, subject to the director’s continued service, have a term of ten years and are granted at fair market value on the date of grant.
Indemnification of Directors
Our Restated Certificate of Incorporation provides indemnification of our directors for any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action or claim by or in the right of the company) by reason of the fact of that such person serves as a director, to the maximum extent permitted by the General Corporation Law of Delaware. The Restated Certificate of Incorporation further provides that directors may be entitled to additional indemnification, under any agreement or vote of the directors.
We have entered into indemnification agreements with each of our non-employee directors. The indemnification provisions apply to each such director and state that we will indemnify him or her for claims arising in his or her capacity as our director, provided that he or she acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, our best interests. With respect to any criminal proceeding, the director must have no reasonable cause to believe that the conduct was unlawful. If the claim is brought by us or on our behalf, we will not be obligated to indemnify the director if the director is found liable to us, unless the court determines that, despite the adjudication of liability, in view of all the circumstances of the case, the director is fairly and reasonably entitled to be indemnified. In the event that we do not assume the defense of a claim against the director, we are required to advance his or her expenses in connection with his or her defense, provided that he or she undertakes to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by us. We will require that any successor to our business assumes and agrees to perform our obligations under the indemnification provisions. For a discussion of our indemnification arrangements with Mr. Dentzer, see “Indemnification of Executive Officers.” In connection with our indemnification obligations, we have and intend to maintain director and officer liability insurance, if available on reasonable terms.
Securities Authorized for Issuance Under Equity Compensation Plans
The following table provides information as of December 31, 2022 regarding compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance.

	(a)	(b)	(c)

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	11,054,848	$3.13	12,566,456(1)
Equity compensation plans not approved by security holders (2)	2,618,408	$3.67	N/A
Total	13,673,256	$3.23	12,566,456

(1)Comprising 11,391,448 shares available for grant under our Fourth Amended and Restated 2010 Plan and 1,175,008 shares available for sale under our Amended and Restated 2010 ESPP.  The 2010 Employee Stock Purchase Plan was approved by our stockholders in June 2010 and was amended to increase the number of shares authorized for issuance thereunder to 2,000,000 shares at our 2017 annual meeting. Our 2010 Stock Incentive Plan was approved by our stockholders in June 2010, our Amended and Restated 2010 Plan was approved by our stockholders in May 2013, an amendment to increase the number of shares authorized for issuance under our Amended and Restated 2010 Plan was approved by our stockholders in May 2015, our Second Amended and Restated 2010 Plan was approved by our stockholders in May 2017, our Third Amended and Restated 2010 Plan was approved by our stockholders in May 2018, an amendment to increase the number of shares authorized for issuance under our Third Amended and Restated 2010 Plan was approved by our stockholders in May 2019, and a second amendment to increase the number of shares authorized for issuance under our Third Amended and Restated 2010 Plan was approved by our stockholders in June 2020. Our Fourth Amended and Restated 2010 Plan was approved by our stockholders in May 2021 to increase the number of shares authorized for issuance pursuant thereto to 23,190,000.
(2)Represents option awards granted to new employees outside of our stock incentive plans, each as a material inducement to such employee’s acceptance of employment. Each such grant was approved by our compensation committee pursuant to the inducement grant exception under Nasdaq Stock Market Rule 5635(c)(4) and disclosed in a press release. Inducement option awards have an exercise price equal to the closing price of our common stock on the date of the grant. Typically, such inducement stock option awards vest with respect to 25% of the shares underlying the award on the first anniversary of the employee’s date of hire, and as to an additional 6.25% of the shares underlying the award at the end of each subsequent three-month period, subject to the optionholder continuing to provide services to us on the applicable vesting date.

Compensation Committee Interlocks and Insider Participation
During the fiscal year ended December 31, 2022, the members of our compensation committee were Dr. Hohneker, Dr. Kaitin, and Dr. Rubin (Chair).
During the fiscal year ended December 31, 2022, none of our executive officers served as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that had one or more of its executive officers serving as a member of our board of directors or our compensation committee.
Compensation Committee Report
The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act. The compensation committee has reviewed and discussed the Compensation Discussion and Analysis, required by Item 402(b) of Regulation S-K with Curis’s management. Based on this review and discussion, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.
Submitted by the compensation committee of our board of directors.
Marc Rubin, M.D. (Chair)
Kenneth I. Kaitin, Ph.D.
John A. Hohneker, M.D.

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Exchange Act. At the 2017 annual meeting, our stockholders approved, on an advisory, non-binding basis, an annual advisory vote on the compensation of our executive officers. In accordance with the results of this vote, our board of directors determined to implement an advisory vote on the compensation of our executive officers every year until the next vote in 2023 on the preferred frequency of such advisory votes.
We held our most recent “say-on-pay” advisory stockholder vote on the compensation of our executive officers at the 2022 annual meeting. This advisory vote was supported by our stockholders with 96.16% of the voted shares voting “for” such proposal. Our compensation committee considered the results of this advisory stockholder vote in determining the compensation for our executive officers in 2023. The compensation committee continues to believe that its pay-for-performance philosophy in determining the compensation of executive officers, as further described herein, best achieves the desired alignment of our compensation objectives.

Our executive compensation programs are designed to attract and retain key executive officers critical to our long-term success, to recognize and reward overall company performance and each executive officer’s individual performance and level of responsibility, as well as to align our executive officers’ incentives with stockholders’ interests. Cash compensation, including annual cash bonus incentive, is a basic element of our executive officers’ total compensation. In addition, a significant portion of our executive officers’ realizable compensation is tied to the performance of our company and our stock price. We believe stock-based compensation aligns our executive officers’ interest and our stockholders’ interest in incentivizing our executive officers to achieve performance objectives and to create long-term stockholder value. If our executive officers are unable to create long-term stockholder value and the price of our stock declines, then the realizable value of such executive officer’s long-term stock-based compensation also declines. Consistent with its pay-for-performance philosophy, our compensation committee may elect to decrease any executive officer’s compensation, or take other corrective or remedial steps, for non-performance.

The “Executive and Director Compensation and Related Matters” section of this proxy statement beginning on page 22, including “Compensation Discussion and Analysis,” describes in detail our executive compensation programs and the decisions made by the compensation committee and our board of directors with respect to the fiscal year ended December 31, 2022.
Our board of directors is asking stockholders to approve, on an advisory basis, a non-binding vote on the following resolution:
RESOLVED, that the compensation paid to Curis’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.
As an advisory vote, this proposal is not binding. The outcome of this advisory vote does not overrule any decision by us or our board of directors (or any committee thereof), create or imply any change to our fiduciary duties or those of our board of directors (or any committee thereof), or create or imply any additional fiduciary duties for us or our board of directors (or any committee thereof). However, our compensation committee and board of directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.
Board Recommendation
    OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS BY VOTING “FOR” THIS PROPOSAL.

PROPOSAL 3—ADVISORY VOTE ON THE FREQUENCY
OF FUTURE EXECUTIVE COMPENSATION ADVISORY VOTES

We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the frequency of future executive compensation advisory votes in accordance with the SEC’s rules. We held our second “say-on-frequency” advisory stockholder vote at our May 2017 annual meeting at which we sought stockholder approval, on an advisory basis, a frequency of every three years on future executive compensation advisory votes. After considering the results of our May 2017 annual meeting where our stockholders approved a frequency of every one year, we have held advisory votes on the compensation of our named executive officers every one year. In this Proposal 3, we are asking our stockholders to cast a non-binding advisory vote regarding the frequency of future executive compensation advisory votes. Stockholders may vote for a frequency of every one, two, or three years, or may abstain.

After results of our May 2017 annual meeting, our board of directors believes that the executive compensation advisory vote should be held every one year, and therefore our board of directors recommends that you vote for a frequency of every one year for future executive compensation advisory votes.

Our board of directors will take into consideration the outcome of this vote in making a determination about the frequency of future executive compensation advisory votes. However, because this vote is advisory and non-binding, our board of directors may decide that it is in the best interests of our stockholders and the company to hold the advisory vote to approve executive compensation more frequently.

Board Recommendation
OUR BOARD OF DIRECTORS BELIEVES THAT HOLDING THE EXECUTIVE COMPENSATION ADVISORY VOTE ONCE EVERY YEAR IS IN THE BEST INTERESTS OF CURIS AND ITS STOCKHOLDERS AND RECOMMENDS VOTING FOR A FREQUENCY OF EVERY ONE YEAR.

PROPOSAL 4 — RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 2002. The PricewaterhouseCoopers LLP audit engagement partner rotates every five years. Although stockholder approval of the audit committee’s appointment of PricewaterhouseCoopers LLP is not required by law, the board and the audit committee believe that it is advisable to give stockholders an opportunity to ratify this appointment. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the audit committee will reconsider the matter. A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting to respond to appropriate questions and to make a statement if he or she so desires.

Board Recommendation
OUR BOARD OF DIRECTORS BELIEVES THAT THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS CURIS’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2023 IS IN THE BEST INTERESTS OF CURIS AND OUR STOCKHOLDERS AND THEREFORE, RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

OTHER MATTERS
The board knows of no other business that will be presented for consideration at the annual meeting other than that described above. However, if any other business should come before the annual meeting, it is the intention of the persons named in the enclosed proxy card to vote, or otherwise act, in accordance with their best judgment on such matters.

If a stockholder fails to provide timely notice of a proposal to be presented at the 2023 annual meeting, the proxies designated by the board will have discretionary authority to vote on any such proposal.
Stockholder Proposals for 2024 Annual Meeting
Any proposal that a stockholder of Curis wishes to be considered for inclusion in our proxy statement and proxy for the 2024 annual meeting of stockholders must be submitted to our secretary at our offices, 128 Spring Street, Building C – Suite 500, Lexington, MA 02421, no later than December 13, 2023.
If a stockholder of Curis wishes to present a proposal at the 2024 annual meeting, but does not wish to have the proposal considered for inclusion in our proxy statement and proxy, including with respect to the nomination of directors, such stockholder must also give written notice to our secretary at the address noted above. The secretary must receive such notice no later than February 23, 2024 and no earlier than January 24, 2045. However, if the date of the 2024 annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the 2023 annual meeting, the secretary must receive such notice not earlier than the 120th day prior to the 2024 annual meeting and not later than the close of business on the later of (A) the 90th day prior to the 2024 annual meeting and (B) the tenth day following the day on which notice of the date of the 2024 annual meeting is given or public disclosure of the date of the 2024 annual meeting is made, whichever first occurs. You are also advised to review our bylaws, which contain additional requirements relating to advance notice of stockholder proposals and director nominations, including the requirements of Rule 14a-19 under the Exchange Act.
Solicitation of Proxies
We will bear the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, facsimile and personal interviews. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.

Householding of Annual Meeting Materials
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement or our 2022 annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document if you write or call us at the following address or telephone number: 128 Spring Street, Building C – Suite 500, Lexington, MA 02421, Attention: Secretary, (617) 503-6500. If you want separate copies of the proxy statement and 2022 annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder (if the shares you own are held in “street name”), or you may contact us at the above address or telephone number.

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 22, 2023. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CRIS2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 22, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V09557-P88941

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CURIS, INC.

The Board of Directors recommends you vote FOR ALL of the following:

	For All	Withhold All	For All Except
1. Election of two Class III Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees:

01) Martyn D. Greenacre
02) Kenneth I. Kaitin, Ph.D.

The Board of Directors recommends you vote FOR proposal 2, 1 YEAR for proposal 3, and FOR proposal 4.

	For	Against	Abstain
2. To approve an advisory vote on executive compensation.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
3. To recommend, on an advisory basis, the frequency of future executive compensation advisory votes.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer and giving full title.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

CURIS, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

To be held May 23, 2023

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY AND SHOULD BE RETURNED AS SOON AS POSSIBLE

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement, and Annual Report on Form 10-K are available at www.proxyvote.com.

V09558-P88941

CURIS, INC.
Annual Meeting of Stockholders
May 23, 2023 10:00 AM Eastern Time
This proxy is solicited by the Board of Directors

The undersigned, having received notice of the Annual Meeting of Stockholders and the Board of Directors' proxy statement therefore, and revoking all prior proxies, hereby appoint(s) James E. Dentzer and Diantha Duvall, and each of them, attorneys or attorney of the undersigned (with full power of substitution in them and each of them) for and in the name(s) of the undersigned to attend the Annual Meeting of Stockholders of Curis, Inc. (the "Company") to be held online on Tuesday, May 23, 2023, at 10:00 AM Eastern Time, at www.virtualshareholdermeeting.com/CRIS2023, and any adjournments thereof, and to vote and act upon the following matters proposed by the Company in respect of all shares of stock of the Company which the undersigned may be entitled to vote or act upon, with all the powers the undersigned would possess if personally present. None of the following proposals is conditioned upon the approval of any other proposal. In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof. The shares represented by this proxy will be voted as directed by the undersigned. **If no direction is given with respect to any election to office or proposal, this proxy will be voted as recommended by the Board of Directors.** Virtual attendance of the undersigned at the meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing. **WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE. A VOTE "FOR ALL" THE DIRECTOR NOMINEES AND A VOTE "FOR" PROPOSAL 2, "1 YEAR" FOR PROPOSAL 3, AND "FOR" PROPOSAL 4 IS RECOMMENDED BY THE BOARD OF DIRECTORS. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT THEREOF.**

Continued and to be signed on reverse side